AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 1996
                                          REGISTRATION STATEMENT NO. 333-12751
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                               AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                              ROADHOUSE GRILL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            FLORIDA                         5812                   65-0367604
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER) IDENTIFICATION NUMBER)

                       6600 N. ANDREWS AVE., SUITE 160
                        FORT LAUDERDALE, FLORIDA 33309
                                (954) 489-9699
             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
      INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             JOHN DAVID TOOLE III
                           CHIEF EXECUTIVE OFFICER
                            ROADHOUSE GRILL, INC.
                       6600 N. ANDREWS AVE., SUITE 160
                        FORT LAUDERDALE, FLORIDA 33309
                                (954) 489-9699
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                   ----------

                                  COPIES TO:

          DAN BUSBEE                     MARY A. BERNARD
  LOCKE PURNELL RAIN HARRELL             KING & SPALDING
 (A PROFESSIONAL CORPORATION)          120 WEST 45TH STREET
 2200 ROSS AVENUE, SUITE 2200     NEW YORK, NEW YORK 10036-4003
   DALLAS, TEXAS 75201-6776              (212) 556-2100
        (214) 740-8000

                                   ----------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]
                                   ----------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                SUBJECT TO COMPLETION, DATED OCTOBER 24, 1996

PROSPECTUS
DATED         , 1996

                                2,500,000 SHARES

                             [ROADHOUSE GRILL LOGO]

                                 COMMON STOCK


All of the 2,500,000 shares of Common Stock offered hereby are being issued and sold by Roadhouse Grill, Inc. (the "Company").

Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "GRLL."


SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
-----------------------------------------------------------------------------
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                     PRICE TO        UNDERWRITING         PROCEEDS TO
                      PUBLIC          DISCOUNT(1)          COMPANY(2)
-----------------------------------------------------------------------------
Per Share .....  $                 $                   $
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Total(3) ......  $                 $                   $
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(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $490,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to an aggregate of 375,000 additional shares of Common Stock solely to cover over-allotments, if any, at the per share Price to Public less the Underwriting Discount. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discount and Proceeds to Company
    will be $          , $          and $          , respectively. See
    "Underwriting."


The shares of Common Stock are offered by the several Underwriters subject to prior sale when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that certificates for such shares will be available for delivery at the
offices of Piper Jaffray Inc. in Minneapolis, Minnesota on or about         ,
1996.

PIPER JAFFRAY INC.                               ROBERTSON, STEPHENS & COMPANY

                              [INSIDE FRONT COVER]


Appendix "A" contains a description of the artwork on inside front cover and the inside front fold-out.

                                  APPENDIX "A"

INSIDE FRONT COVER

The inside front cover contains a full-page photograph of the outside of the Bradenton, Florida Roadhouse Grill restaurant with the caption "Bradenton, Florida."

INSIDE FRONT FOLD-OUT

The inside front fold-out contains the following five photographs with the Company's motto ("Good Food and a Smile...That's Roadhouse Style!") on a background of peanuts in the shell:

     1. The game room at the Ft. Lauderdale, Florida Roadhouse Grill restaurant with the caption "Ft. Lauderdle, Florida - Game Room."

     2. A plate with ribs and a baked potato with the caption "Full Rack BBQ Baby Back Ribs."

     3. A basket of rolls next to a rolling pin and a bag of flour with the caption "Homemade Yeast Rolls."

     4. The inside of the Delray Beach, Florida Roadhouse Grill restaurant with the caption "Delray Beach, Florida."

   The Company intends to furnish its shareholders with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

   IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY


   THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) REFLECTS A ONE-FOR-THREE REVERSE SPLIT OF THE COMPANY'S COMMON STOCK WHICH WILL OCCUR PRIOR TO THE OFFERING, (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND (III) GIVES EFFECT TO THE CONVERSION OF ALL OUTSTANDING SHARES OF THE COMPANY'S SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK (TOGETHER, THE "ISSUED PREFERRED STOCK") INTO SHARES OF COMMON STOCK, WHICH CONVERSION WILL OCCUR CONCURRENTLY WITH THE CLOSING OF THE OFFERING. THE TERMS "COMPANY" AND "ROADHOUSE GRILL" REFER TO ROADHOUSE GRILL, INC.


THE COMPANY


   The Company currently owns and operates 30 and franchises or licenses six full-service, casual dining restaurants under the name "Roadhouse Grill." The Roadhouse Grill concept offers a fun, value-oriented dining experience that features premium quality grilled entrees and friendly service consistent with the Company's motto: "Good Food and a Smile . . . That's Roadhouse Style."/registered trademark/ The comfortable, entertaining roadhouse setting is designed to appeal to a broad range of customers, including business people, couples, singles and particularly families.

   Roadhouse Grill restaurants have an energetic and casual atmosphere. The interior of each restaurant is large, open and visually appealing, featuring exposed ceilings and brick and lapboard cedar walls decorated with colorful, hand-painted murals and neon signs. Multi-level seating provides guests with a full view of the restaurant, including the exhibition grill and display kitchen, allowing everyone to enjoy the Roadhouse Grill experience. The exhibition cooking area features a mesquite-fired grill, a kitchen where homemade yeast rolls are made throughout the day and a display case filled with fresh cuts of meat, seafood and salads. To help create Roadhouse Grill's casual ambience, metal pails of roasted peanuts top each table, guests are encouraged to toss peanut shells on the floor, drinks are served in mason jars, long neck beers are delivered in metal buckets filled with ice, and a classic jukebox entertains guests with popular rock and country and western music. The exterior of each restaurant features rough-sawed siding, a wrap-around wood plank porch, a tin roof trimmed in neon and an oversized "Roadhouse Grill" sign.

   The Roadhouse Grill menu features aged USDA Choice steaks hand cut at each restaurant, ribs, chicken and seafood, all of which are grilled to order. In addition to grilled selections, the menu offers a variety of appetizers, sandwiches, salads and desserts, including signature items such as Roadhouse cheese wraps, hot-out-of-the-oven yeast rolls made from scratch each day and a daily selection of homemade ice cream. Prices range from $2.99 to $6.29 for lunch entrees and from $4.99 to $15.99 for dinner entrees. For the nine months ended September 29, 1996, the average guest check, including beverage, was approximately $8.75 for lunch and $13.25 for dinner.

   Since opening its first Roadhouse Grill in March 1993, the Company has grown rapidly, adding two additional restaurants in 1993, three restaurants in 1994, 13 restaurants in 1995 and, to date, 11 restaurants in 1996. Although the Company has recently opened restaurants in Georgia, South Carolina and upstate New York, the Company-owned Roadhouse Grill restaurants are located primarily in Florida. The Company's growth strategy is to continue opening Company-owned restaurants primarily in the Southeastern and Gulf Coast regions of the United States. The Company currently plans to open two more restaurants in 1996 and approximately 15 restaurants in 1997.

   The Company currently has six franchised or licensed restaurants. Of these, three are located in Malaysia and three are located in the United States. The Company expects that its international franchisees will open at least two additional Roadhouse Grill restaurants in Asia and the Pacific Rim by the end of 1997. Although the Company has granted certain domestic franchise/development rights, it intends to focus on expansion of Company-owned restaurants in the United States.

   The Company believes that Company-owned Roadhouse Grill restaurants have achieved attractive unit level economics. The 12 Company-owned restaurants that were open for the entire twelve-month period ended June 30, 1996 generated average restaurant revenues of approximately $2.9 million for such period. The average cash investment, excluding real estate costs and pre-opening expenses, required to open each of the 27 Roadhouse Grill restaurants opened by the Company prior to September 29, 1996 was approximately $1.3 million. The Company's current prototype restaurant is approximately 6,800 square feet with seating for approximately 210 guests. The Company expects that the average cash investment required to open such a prototype restaurant, excluding real estate costs and pre-opening expenses, will be approximately $950,000 or $1.3 million, depending upon whether the Company converts an existing building or constructs a new restaurant.

   Roadhouse Grill restaurants are based upon a roadhouse-style concept developed in 1991 by the Company's founder and Chief Executive Officer, John David Toole III. During the last two years, the Company has assembled a corporate management team averaging more than 11 years of experience in the restaurant industry. The Company believes that personable, well-trained employees are essential to the overall success of Roadhouse Grill restaurants and, accordingly, selects employees based upon personality and initiative, devotes significant resources to employee development and emphasizes training and internal promotion.


   The Company was incorporated in Florida in October 1992, and its principal executive offices are located at 6600 N. Andrews Avenue, Suite 160, Fort Lauderdale, Florida 33309. Its telephone number at that address is (954) 489-9699.

                                 THE OFFERING


Common Stock offered by the Company .......2,500,000 shares

Common Stock to be outstanding
  after the Offering  .....................9,166,002 shares(1)


Use of proceeds .......................... To repay indebtedness, finance the opening of additional restaurants and
                                           for other general corporate purposes.
                                           See "Use of Proceeds."

Proposed Nasdaq National Market symbol ... GRLL


(1) Does not include (i) 216,667 shares reserved for issuance upon the exercise of options outstanding or issuable under the Company's Amended and Restated 1994 Stock Option Plan (the "1994 Stock Option Plan"), of which 181,103 shares were subject to outstanding options at June 30, 1996 (at a weighted-average exercise price of $9.60 per share); and (ii) 166,667 shares reserved for issuance upon exercise of outstanding options held by the Company's President and Chief Executive Officer (at an exercise price of $7.50 per share). See "Management--Executive Compensation" and "Management--1994 Stock Option Plan."

                    SUMMARY FINANCIAL AND RESTAURANT DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND RESTAURANT DATA)

                                                                                       TWENTY SIX
                                                  FISCAL YEAR                         WEEKS ENDED
                                    ---------------------------------------   ---------------------------
                                                                                 JULY 2,       JUNE 30,
                                       1993         1994           1995           1995           1996
                                    ---------  -------------   -------------  -------------  ------------
STATEMENT OF OPERATIONS DATA:
Total revenue ....................    $3,465     $   11,389     $   34,275     $   13,773     $   27,633
Operating income (loss) ..........      (540)        (1,948)        (3,529)          (805)           145
Net loss(1) ......................    $ (713)    $   (2,519)    $   (3,490)    $     (632)    $     (168)
                                    =========  =============   =============  =============  ============
Pro forma net loss per
  common share(2) ................                              $    (0.65)                   $    (0.03)
                                                               =============                 ============
Pro forma weighted average shares
  outstanding(2) .................                               5,378,474                     6,089,394
                                                               =============                 ============
RESTAURANT DATA:
Restaurants open (end of period):
 Company-owned(3) ................         3              6             19             13             23
 Franchised(4) ...................         1              2              3              2              5
                                    ---------  -------------   -------------  -------------  ------------
  Total ..........................         4              8             22             15             28
Average sales per Company-owned
  restaurant(5) ..................        --     $3,048,581     $2,939,028     $1,524,514     $1,437,029

                                                                                JUNE 30, 1996
                                                                       ------------------------------
                                                                                         PRO FORMA
                                                                            PRO             AS
                                                                         FORMA(6)     ADJUSTED(6)(7)
                                                                       ------------  ----------------
BALANCE SHEET DATA:
Working capital .....................................................     $(7,067)        $15,693
Total assets ........................................................      56,674          69,236
Due to related parties and long-term debt, including current portion       17,963           7,863
Obligations under capital leases, including current portion  ........       4,414           4,414
Total shareholders' equity ..........................................      28,613          51,373

----------
(1) In its first three years of operation, the Company incurred net operating losses. Accordingly, the Company has made no provision for taxes payable, and at December 31, 1995 had a net operating loss carryforward of approximately $5.9 million. A full valuation reserve has been established for all net deferred tax assets.

(2) Gives effect to the conversion of the Issued Preferred Stock into Common Stock, which will occur concurrently with the closing of the Offering.

(3) Includes two restaurants in which the Company originally held a 50% ownership interest. The Company acquired the remaining 50% ownership interest in one of such restaurants in March 1995 and recently contracted to acquire the remaining 50% ownership interest in the other restaurant. See "Business--Restaurant Locations."

(4) In March 1995, the Company acquired two franchised restaurants, one of which was closed for a three-month period in Fiscal 1995 for remodeling. See "Business--Restaurant Locations."

(5) Includes Company-owned restaurants (including the two restaurants in which the Company originally held a 50% ownership interest) that were in operation for the full period.

(6) Pro forma for the incurrence of an aggregate of $7.0 million of indebtedness after June 30, 1996, as if it had been incurred at June 30, 1996.

(7) Adjusted to reflect the sale of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."


   THE COMPANY OPERATES ON A 52 OR 53 WEEK FISCAL YEAR ENDING ON THE SUNDAY NEAREST TO DECEMBER 31. REFERENCES IN THIS PROSPECTUS TO "FISCAL 1993," "FISCAL 1994," "FISCAL 1995" AND "FISCAL 1996" REFER TO THE COMPANY'S FISCAL YEARS ENDED OR ENDING, AS THE CASE MAY BE, ON JANUARY 2, 1994, JANUARY 1, 1995, DECEMBER 31, 1995 AND DECEMBER 29, 1996, RESPECTIVELY. EACH OF FISCAL 1993, FISCAL 1994 AND FISCAL 1995 WAS, AND FISCAL 1996 WILL BE, COMPRISED OF 52 WEEKS.

                                 RISK FACTORS

   AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE COMMON STOCK. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTY. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN.

LIMITED OPERATING HISTORY; OPERATING LOSSES

   The Company was incorporated in October 1992, and the first Company-owned Roadhouse Grill restaurant was opened in March 1993. The Company incurred losses of $713,000, $2.5 million, $3.5 million and $168,000 in Fiscal 1993, Fiscal 1994, Fiscal 1995 and the twenty-six week period ended June 30, 1996, respectively, and there can be no assurance that the Company's operations will be profitable in the future.

RISKS OF RAPID EXPANSION; MANAGEMENT OF GROWTH


   The Company's continued growth will depend on its ability to open and operate new restaurants on a timely and profitable basis. The Company intends to open two new restaurants during the balance of 1996 and approximately 15 restaurants during 1997. The ability of the Company to open and operate new restaurants on a timely and profitable basis is subject to various contingencies, some of which are beyond the Company's control. These contingencies include, among others, the Company's ability to secure suitable restaurant sites on a timely basis and on satisfactory terms, to obtain required governmental permits and approvals, to complete construction on a cost-effective and timely basis, to hire, train and retain skilled management and other personnel, to obtain adequate financing or other capital resources and to successfully integrate new restaurants into the Company's existing operations. There can be no assurance that the Company will be able to achieve its planned expansion or that its expansion will be profitable. Profitability may be adversely affected by costs associated with developing a significant number of new restaurants over a relatively short period of time. New restaurants typically incur above-average operating costs during the first several months of operation, which have a material adverse effect on the profitability of such restaurants during such period. In addition, although the Company intends to open new restaurants within its current market area, it also intends to open new restaurants in geographic markets in which the Company has limited or no previous operating experience. Failure of the Company to achieve its planned expansion on a profitable basis would have a material adverse effect on the Company's results of operations and financial condition.

   The Company is subject to a variety of business risks associated with rapidly growing companies, including the risk that existing management, information systems and financial controls will be inadequate to support the Company's planned expansion. There can be no assurance that the Company will be able to respond on a timely basis to all of the changing demands that its planned expansion will impose on management and such systems and controls. In addition, several members of the Company's management team have recently joined the Company and have no experience operating a large restaurant chain. The failure to continue to evaluate and improve management, information systems and financial controls or unexpected difficulties encountered during expansion could have a material adverse effect on the Company's results of operations and financial condition.


FUTURE CAPITAL NEEDS


   The Company currently intends to finance new restaurants with cash from operations and the net proceeds from the Offering. The Company intends to open two new restaurants during the balance of 1996 and approximately 15 restaurants in 1997. The Company expects that the average cash investment required to open its prototype restaurants, excluding real estate costs and pre-opening expenses, will be approximately $950,000 or $1.3 million, depending on whether the Company converts an existing building or constructs a new restaurant. There can be no assurance that the actual cost of opening the

Company's prototype restaurants will not be significantly greater than that expected by the Company. Historically, the Company has funded its working capital needs through sales of Common and Preferred Stock and borrowings from related parties. The Company believes that the net proceeds of the Offering together with cash from operations, will be sufficient to fund its working capital needs for the next eight months. In order to complete its anticipated expansion through 1997, the Company will be required to incur short-term or long-term indebtedness or issue, in public or private transactions, equity or debt securities. However, there can be no assurance that such debt or equity financing will be available on terms acceptable to the Company, if at all. The Company currently does not have a credit facility with a bank or other financial institution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


GEOGRAPHIC CONCENTRATION; SMALL RESTAURANT BASE


   Of the 30 restaurants currently owned and operated by the Company, 24 are located in Florida. Consequently, the Company's results of operations may be materially adversely affected by downturns in Florida's economy or by hurricanes or other adverse weather conditions in Florida. Also, adverse publicity in Florida relating to Roadhouse Grill restaurants could have a more pronounced effect on the Company's results of operations than might be the case if its restaurants were broadly dispersed geographically. Further, there can be no assurance that continued expansion in the Company's current market areas will not adversely affect the financial performance of other restaurants already operated by the Company in those areas. In addition, the Company has recently opened new restaurants in Georgia, South Carolina and upstate New York. However, the Company has not previously managed restaurants that are geographically dispersed, and there can be no assurance that the Company will be able to operate restaurants profitably outside Florida.


   The operating results achieved to date by the Company's relatively small restaurant base may not be indicative of the future operating results of a larger number of restaurants. In addition, due to the Company's small restaurant base, poor operating results at any one restaurant could adversely affect the results of operations of the entire Company.

SEASONALITY AND FLUCTUATIONS IN QUARTERLY RESULTS

   The Company's sales and earnings fluctuate seasonally, and the Company's highest sales and earnings historically have occurred in its first and fourth fiscal quarters. The Company's restaurants are located primarily in Florida, and the Company believes that the effects of seasonality are more pronounced in Florida than in other states. In addition, quarterly results are significantly affected by the timing of new restaurant openings, as new restaurants incur above-average operating costs during the first several months of operation. Accordingly, to the extent that restaurant openings are concentrated in any fiscal period, results of operations for such fiscal period and subsequent fiscal periods may be materially adversely affected. Due to the seasonality of the Company's business and the impact of new restaurant openings, results of operations may fluctuate significantly from quarter to quarter, and the Company's results of operations for any particular quarter are not necessarily indicative of the results that may be achieved for the full fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Quarterly Results."

COMPETITION

   The restaurant industry is highly competitive. The Company competes with a broad range of restaurants, including national and regional casual dining chains as well as locally-owned restaurants, some of which operate with concepts similar to that of the Company. Many of the Company's competitors are well established and have substantially greater market presence and financial and other resources than the Company. The entrance of new competitors into the Company's market areas or the expansion of operations by existing competitors could have a material adverse effect on the Company's results of operations and financial condition. In addition, the Company competes with other restaurant companies and retailers for sites, labor and, in many cases, customers. The Company believes that the key competitive factors in the restaurant industry are quality of food and service, price, location and concept. To the extent that one or more of its competitors becomes more successful in respect of any key competitive factor, the Company's business could be adversely affected. See "Business-- Competition; Restaurant Industry."

RESTAURANT INDUSTRY

   The restaurant industry is affected by changes in consumer tastes as well as national, regional and local economic conditions, demographic trends, traffic patterns, and the type, number and location of competing restaurants. Dependence on fresh meats and produce also subjects restaurant companies to the risk that shortages or interruptions in supply could adversely affect the availability, quality or cost of ingredients. In addition, factors such as inflation, increased food, labor and employee benefit costs and the availability of qualified management and hourly employees also may adversely affect the restaurant industry generally and the Company's restaurants in particular. The success and future profitability of the Company will depend in part on its ability to identify and respond to changing conditions within the restaurant industry.

CHANGES IN FOOD AND OTHER COSTS; SUPPLY RISKS

   The profitability of the Company is significantly dependent on its ability to anticipate and react to changes in food, labor, employee benefits and similar costs over which the Company has little or no control. The Company is dependent on frequent deliveries of fresh beef and produce, the cost of which represented approximately 16% of total revenues for Fiscal 1995. Shortages or interruptions in the supply of fresh beef and produce, which may be caused by adverse weather or other conditions, could have a material adverse effect on the Company's results of operations and financial condition. In addition, the Company purchased approximately 87% of its food and other products from two distributors during Fiscal 1995. On August 5, 1996, the Company began doing business with only one of these two principal distributors and anticipates that approximately 80% of its food and other products will be purchased from that distributor in the future. While the Company believes that alternative sources of supply are readily available, the loss of this distributor could have a material adverse effect on the Company's results of operations during the period in which alternative supply arrangements are established.

GOVERNMENT REGULATION

   The Company is subject to numerous federal, state and local government laws and regulations, including those relating to the sale of food and alcoholic beverages and the development, construction and operation of the Company's restaurants. The failure to comply with any such laws and regulations, including the failure to obtain or maintain any liquor licenses, could have a material adverse effect on the Company's results of operations and financial condition. The Company is also subject to laws governing its relationship with employees, including minimum wage requirements, laws and regulations relating to overtime and working and safety conditions and citizenship requirements. Material increases in the minimum hourly wage, unemployment tax rates, sales taxes or the cost of compliance with any applicable law or regulation could materially and adversely affect the Company. The Company is also subject in certain states to "dram-shop" statutes which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Any liability of the Company under such statutes could have a material adverse effect on the Company's results of operations and financial condition. In connection with its franchise operations, the Company is required to comply with Federal Trade Commission and state laws and regulations that govern the offer, sale and termination of franchises and the refusal to renew franchises. See "Business--Government Regulation."

DEPENDENCE ON SENIOR MANAGEMENT

   The Company's success will depend largely on the abilities of its senior management, including John D. Toole III, President and Chief Executive Officer of the Company. The loss of Mr. Toole's services or the services of other members of senior management could have a material adverse effect on the Company's results of operations and financial condition. As the Company expands its operations, the success of its business will depend increasingly upon the Company's ability to attract and retain skilled restaurant management personnel. There can be no assurance that the Company will be able to attract and retain sufficient personnel, and the inability to do so would have a material adverse effect on the Company's results of operations and financial condition. See "Management" and "Business--Restaurant Operations and Management."

CONTROL BY PRINCIPAL SHAREHOLDER


   Upon completion of the Offering, Berjaya Group (Cayman) Limited ("Berjaya") will beneficially own, directly or indirectly, approximately 57.2% of the Company's outstanding Common Stock. As a result, Berjaya will be able to control the vote on all matters requiring approval by the shareholders of the Company, to elect the entire Board of Directors and, effectively, to control the Company. In addition, Berjaya and the other existing shareholders of the Company are entitled to certain rights of first refusal with respect to the issuance of equity securities of the Company, other than shares issued in connection with an underwritten public offering. See "Principal Shareholders" and "Description of Capital Stock."


ABSENCE OF PUBLIC MARKET; PRICE VOLATILITY

   Prior to the Offering there has been no public market for the Common Stock, and there can be no assurance that an active public market will develop or continue after the Offering. The initial public offering price of the Common Stock will be determined through negotiations between the Company and the Representatives of the Underwriters, and there can be no assurance that the market price of the Common Stock after the Offering will not decline below the initial public offering price. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

   The market price of the Common Stock could fluctuate significantly in response to variations in quarterly operating results and other factors, including the performance of other restaurant companies. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that often have been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE


   Upon completion of the Offering, the Company will have outstanding 9,166,002 shares of Common Stock, of which the 2,500,000 shares sold pursuant to the Offering will be fully tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining shares will be restricted securities as defined by Rule 144 under the Securities Act. Of such shares constituting restricted securities, 4,161,074 shares will be eligible for sale, subject to certain restrictions, beginning 90 days after the date of this Prospectus and 2,504,928 shares will become eligible for sale, subject to certain restrictions, at various times between May 1997 and May 1998. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock or the ability of the Company to raise capital through a public offering of its equity securities. In addition, certain shareholders have the right to require the Company to register up to 6,524,335 shares of Common Stock under the Securities Act. See "Shares Eligible for Future Sale."

                               USE OF PROCEEDS


   The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share are estimated to be approximately $22,760,000 ($26,247,500 if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and estimated expenses of the Offering.


   The Company intends to use the net proceeds as follows:


 USE                                                                       AMOUNT(1)
-----------------------------------------------------------------------  -------------
Repayment of outstanding indebtedness (principal and accrued interest):
  Notes payable to a former Chairman of the Board of the Company  .....   $ 4,192,000
  Notes payable to the principal shareholder of the Company  ..........     5,083,000
  Note payable to the owner of a 50% interest in Kendall
    Roadhouse Grill, L.C. .............................................       600,000
  Note payable to SunTrust Bank, Miami, N.A. ..........................       506,000
                                                                         -------------
    Total indebtedness to be repaid ...................................    10,381,000
Purchase price for remaining interest in Kendall Roadhouse Grill, L.C.      2,300,000
Purchase price for 50% interest in the Boca Raton, Florida Roadhouse
  Grill restaurant ....................................................       454,000
General corporate purposes, including opening new restaurants  ........     9,625,000
                                                                         -------------
      Total uses ......................................................   $22,760,000
                                                                         =============

----------
(1) Approximate amount as of November 15, 1996.

   The indebtedness to be repaid with a portion of the net proceeds of the Offering was incurred for the purpose of opening or acquiring Roadhouse Grill restaurants and for other general corporate purposes. For a discussion of the terms of the indebtedness being repaid with the net proceeds of the Offering, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Management--Compensation Committee Interlocks and Insider Participation."


   Pending the use of the net proceeds as described above, the Company plans to invest such net proceeds in short-term, investment-grade, interest-bearing securities.

                               DIVIDEND POLICY

   The Company has never declared or paid cash dividends on its outstanding capital stock. The Company intends to retain any earnings to finance operations and expansion and does not intend to pay cash dividends on the Common Stock in the foreseeable future. The payment of cash dividends, if any, in the future will be at the discretion of the Board of Directors and will depend upon such factors as earnings, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors. Future loan agreements may restrict or prohibit the payment of dividends.

                                CAPITALIZATION


   The following table sets forth (i) the short-term obligations and pro forma capitalization of the Company at June 30, 1996, giving effect to the conversion of the Issued Preferred Stock into Common Stock, which conversion will occur concurrently with the closing of the Offering, and the incurrence of an aggregate of $7.0 million of indebtedness after June 30, 1996, as if it had been incurred at June 30, 1996; and (ii) such short-term obligations and pro forma capitalization as adjusted to reflect the sale of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                     JUNE 30, 1996
                                                                            ------------------------------
                                                                                               PRO FORMA
                                                                               PRO FORMA      AS ADJUSTED
                                                                            --------------  --------------
Current portion of long term debt, capital lease obligations
  and due to related parties .............................................    $11,158,439     $ 1,058,439
                                                                            ==============  ==============

Long-term debt (excluding current portion) ...............................    $ 7,065,531     $ 7,065,531
Obligations under capital leases (excluding current portion)  ............      4,152,997       4,152,997
                                                                            --------------  --------------
 Total long-term debt, obligations under capital leases and due to
   related parties (excluding current portion) (1) .......................     11,218,528      11,218,528
Shareholders' equity:
 Preferred Stock, $0.01 par value, 10,000,000 shares
   authorized, no shares issued and outstanding,
   pro forma and pro forma as adjusted ...................................             --              --
 Common Stock, $0.01 par value, 30,000,000 shares
   authorized; 6,666,002 shares issued and outstanding, pro forma;
   9,166,002 shares issues and outstanding, pro forma as adjusted (2) ....        199,980         274,980
 Additional paid-in capital ..............................................     35,303,506      57,988,506
 Retained earnings (deficit) .............................................     (6,890,622)     (6,890,622)
                                                                            --------------  --------------
   Total shareholders' equity ............................................     28,612,864      51,372,864
                                                                            --------------  --------------
   Total capitalization ..................................................    $39,831,392     $62,591,392
                                                                            ==============  ==============

----------
(1) See Notes 3, 7 and 8 of Notes to Financial Statements.

(2) Does not include (i) 216,667 shares reserved for issuance upon the exercise of options outstanding or issuable under the Company's 1994 Stock Option Plan, of which 181,103 shares were subject to outstanding options at June 30, 1996 (at a weighted-average exercise price of $9.60 per share); and (ii) 166,667 shares reserved for issuance upon the exercise of outstanding options held by the Company's President and Chief Executive Officer (at an exercise price of $7.50 per share), See "Management--Executive Compensation" and "Management--1994 Stock Option Plan."

                                   DILUTION


   Pro forma net tangible book value per share is determined by dividing the tangible net worth of the Company (tangible assets less liabilities) by the pro forma aggregate number of outstanding shares of Common Stock (which includes as outstanding the 1,918,616 shares of Common Stock issuable upon the conversion of the Issued Preferred Stock, which conversion will occur concurrently with the closing of the Offering). The net tangible book value of the Company as of June 30, 1996, was approximately $27,753,024, or $4.16 per share, pro forma. After giving effect to the sale of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and the application of the net proceeds therefrom after deducting the underwriting discount and estimated expenses of the Offering, the net tangible book value of the Company as of June 30, 1996 would have been approximately $50,513,024, or $5.51 per share, pro forma. This represents an immediate increase in pro forma net tangible book value per share of $1.35 to existing shareholders and an immediate dilution of $4.49 per share to new investors. The following table sets forth this per share dilution.

  Assumed initial public offering price per share ..................              $10.00
    Pro forma net tangible book value per share as of June 30,
      1996 ........................................................    $4.16
    Increase per share attributable to new investors  .............     1.35
                                                                     ---------
  Pro forma net tangible book value per share after the Offering  .                 5.51
                                                                                ---------
  Dilution per share to new investors .............................               $ 4.49
                                                                                =========

   The following table sets forth, as of June 30, 1996, the difference between existing shareholders and new investors with respect to the number of shares of Common Stock purchased from the Company (assuming for purposes of such calculation that all Issued Preferred Stock has been converted into Common Stock), the total consideration paid to the Company and the average price per share paid by (i) the existing shareholders of the Company and (ii) new investors (at an assumed initial public offering price of $10.00 per share).

                                   SHARES PURCHASED           TOTAL CONSIDERATION
                               ------------------------    -------------------------    AVERAGE PRICE
                                  NUMBER       PERCENT        AMOUNT       PERCENT        PER SHARE
                               ------------  ----------   --------------  ----------  ----------------
  Existing shareholders ....     6,666,002       72.7%     $35,244,107       58.5%         $ 5.29
  New investors ............     2,500,000       27.3       25,000,000       41.5           10.00
                               ------------  ----------   --------------  ----------
  Total .....................    9,166,002      100.0%     $60,244,107      100.0%
                               ============  ==========   ==============  ==========

   The tables set forth above do not give effect to the exercise of (i) outstanding options to purchase 181,103 shares of Common Stock (at a weighted-average exercise price of $9.60 per share) under the Company's 1994 Stock Option Plan; (ii) outstanding options to purchase 166,667 shares of Common Stock (at an exercise price of $7.50 per share) granted to the Company's President and Chief Executive Officer; and (iii) options to purchase up to an additional 35,564 shares of Common Stock available for issuance under the Company's 1994 Stock Option Plan. To the extent that these options become exercisable and are exercised, there will be further dilution to new investors. See "Management--Executive Compensation" and "Management--1994 Stock Option Plan."

                           SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

   The selected financial data presented below for and as of the end of Fiscal 1993, Fiscal 1994 and Fiscal 1995 have been derived from the Financial Statements of the Company, which Financial Statements have been audited by Stark & Bennett, P.A., Coopers & Lybrand L.L.P. and KPMG Peat Marwick LLP, respectively. The Financial Statements for each of such fiscal years, and the respective reports thereon, are included elsewhere in this Prospectus. The selected financial data for and as of the end of the twenty-six week periods ended July 2, 1995 and June 30, 1996 have been derived from unaudited Financial Statements of the Company which, in the opinion of the Company's management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information set forth therein. The operating results for the twenty-six week period ended June 30, 1996 are not necessarily indicative of the operating results that may be expected for the full fiscal year. The selected financial data should be read in conjunction with the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                       TWENTY SIX
                                                                  FISCAL YEARS                        WEEKS ENDED
                                                    ----------------------------------------   -------------------------
                                                                                                  JULY 2,      JUNE 30,
                                                        1993          1994           1995          1995          1996
                                                    ------------  ------------   -----------   ------------  -----------
STATEMENT OF OPERATIONS DATA:
Total revenues ...................................     $3,465        $11,389      $   34,275     $13,773      $   27,633
Cost of restaurant sales:
 Food and beverage ...............................      1,471          4,085          12,084       4,936           9,364
 Labor ...........................................        988          4,606          12,019       4,889           8,627
 Occupancy and other .............................      1,219          2,318           8,710       3,058           5,829
                                                    ------------  ------------   ------------  ------------  -----------
  Total cost of restaurant sales .................      3,678         11,009          32,813      12,883          23,820
Depreciation and amortization ....................         47            415           1,663         555           1,353
General and administrative .......................        280          1,913           3,328       1,140           2,315
                                                    ------------  ------------   ------------  ------------  -----------
Operating income (loss) ..........................       (540)        (1,948)         (3,529)       (805)            145
Other income (expense):
 Net interest (expense) ..........................        (40)          (180)           (404)        (86)           (555)
 Other income ....................................          3             20             159          61             129
 Equity in income (loss) of affiliate(1)  ........       (136)          (411)            284         198             113
                                                    ------------  ------------   ------------  ------------  -----------
  Total other income (expense) ...................       (173)          (571)             39         173            (313)
                                                    ------------  ------------   ------------  ------------  -----------
Net loss .........................................     $ (713)       $(2,519)     $   (3,490)    $  (632)     $     (168)
                                                    ============  ============   ============  ============  ===========
Pro forma net loss per common share(2) ...........                                $    (0.65)                 $    (0.03)
                                                                                 ============                ===========
Pro forma weighted average shares outstanding(2)                                   5,378,474                   6,089,394
                                                                                 ============                ===========

                                                                 JANUARY 2,     JANUARY 1,     DECEMBER 31,     JUNE 30,
                                                                    1994           1995            1995           1996
                                                               -------------  -------------   ---------------  -----------
BALANCE SHEET DATA:
 Working capital ............................................     $(2,040)       $ 7,409          $(7,560)       $(7,067)
 Total assets ...............................................       1,685         24,843           42,201         49,674
 Long-term debt and due to related parties,
   including current portion ................................       1,591          4,858           13,324         10,963
 Obligations under capital leases, including current portion           --          1,272            4,484          4,414
 Preferred stock ............................................          --             59               59             58
 Total shareholders' equity (deficit) .......................        (613)        17,639           20,261         28,613

----------
(1) See Note 1 of Notes to Financial Statements.

(2) Gives effect to the conversion of the Issued Preferred Stock into Common Stock, which will occur concurrently with the closing of the Offering.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


   The following discussion of the financial condition and results of operations should be read in conjunction with the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus.


INTRODUCTION


   The Company opened its first restaurant in March 1993 in Pembroke Pines, Florida. As of the date of this Prospectus, there were 36 Roadhouse Grill restaurants in operation, consisting of 30 Company-owned and six franchised or licensed restaurants. Of the Company-owned restaurants, 24 are located in Florida and six are located in Georgia, South Carolina and upstate New York. The Company plans to open an additional two restaurants during the remainder of 1996 and approximately 15 restaurants in 1997. See "Risk Factors--Risks of Rapid Expansion; Management of Growth."


   The Company's revenues are derived primarily from the sale of food and beverages. Sales of alcoholic beverages accounted for approximately 12.5%, 13.7%, 13.9% and 13.0% of total revenues in Fiscal 1993, Fiscal 1994, Fiscal 1995 and the twenty-six week period ended June 30, 1996, respectively. Franchise and management fees have accounted for less than 1.0% of the Company's total revenues for all periods since its inception.

   The Company's new restaurants can be expected to incur above-average costs during the first few months of operation. Pre-opening costs, such as employee recruiting and training costs and other initial expenses incurred in connection with the opening of a new restaurant, are amortized over a twelve-month period commencing the first full month after the restaurant opens.

   In its first three fiscal years of operation, Fiscal 1993, Fiscal 1994 and Fiscal 1995, the Company incurred net losses of $713,000, $2.5 million and $3.5 million, respectively. Accordingly, the Company has made no provision for taxes payable for such fiscal years. At December 31, 1995, the Company had a net operating loss carryforward of approximately $5.9 million.


   The average cash investment, excluding real estate costs and pre-opening expenses, required to open the 27 Roadhouse Grill restaurants opened by the Company prior to September 29, 1996 was approximately $1.3 million. For the Company's 11 owned properties, the average real estate acquisition cost was approximately $880,000. The Company has obtained financing in connection with the acquisition of its owned properties, which financing generally has required a down payment of 10% of the purchase price. The Company expects that the average cash investment required to open its prototype restaurants, excluding real estate costs and pre-opening expenses, will be approximately $950,000 or $1.3 million, depending upon whether the Company converts an existing building or constructs a new restaurant.

   In August 1996, the Company contracted to purchase from an unaffiliated third party the remaining 50% interest in Kendall Roadhouse Grill, L.C. The contract provides for the closing of such purchase within 15 days after the closing of the Offering or as soon thereafter as the conditions to closing have been satisfied; however, there can be no assurance that such purchase will be consummated. If the purchase is consummated, the Company will own 100% of the Kendall, Florida Roadhouse Grill restaurant. In addition, the Company is currently negotiating the purchase of a 50% interest in the Boca Raton, Florida Roadhouse Grill restaurant from an unaffiliated third party and expects to use a portion of the net proceeds from the Offering to pay the purchase price therefor; however, there can be no assurance that such purchase will be consummated. The Company has managed the Boca Raton restaurant under a management agreement since December 1994 and expects to continue to do so in the foreseeable future. See "Use of Proceeds."

THIRD QUARTER 1996 RESULTS

   Based on preliminary information, management estimates that total revenues will be approximately $16.1 million for the thirteen-week period ended September 29, 1996. Accordingly, total revenues are expected to be approximately $43.8 million for the thirty nine weeks then ended. This would represent an increase in total revenues of 86.4% compared to $23.5 million for the thirty nine weeks ended October 1, 1995. During the thirteen-week period ended September 29, 1996, the Company opened five new Roadhouse Grill Restaurants, including two in upstate New York and one each in Florida, Georgia and South Carolina.


RESULTS OF OPERATIONS

   The following table sets forth for the periods indicated certain selected statement of operations data expressed as a percentage of total revenues.

                                                                                        TWENTY SIX
                                                        FISCAL YEAR                    WEEKS ENDED
                                            ----------------------------------   -----------------------
                                                                                  JULY 2,      JUNE 30,
                                               1993        1994         1995        1995         1996
                                            ----------  ----------   ----------  ----------  -----------
Total revenues ...........................     100.0 %     100.0 %     100.0 %     100.0 %      100.0 %
Cost of Company restaurant sales:
 Food and beverage .......................      42.4        35.9        35.3        35.8         33.9
 Labor and benefits ......................      28.5        40.4        35.1        35.5         31.2
 Occupancy and other .....................      35.2        20.4        25.4        22.2         21.1
                                            ----------  ----------   ----------  ----------  -----------
  Total cost of Company restaurant sales       106.1        96.7        95.8        93.5         86.2
Depreciation and amortization ............       1.4         3.6         4.9         4.0          4.9
General and administrative ...............       8.1        16.8         9.7         8.3          8.4
                                            ----------  ----------   ----------  ----------  -----------
  Total operating expenses ...............     115.6       117.1       110.4       105.8         99.5
                                            ----------  ----------   ----------  ----------  -----------
Operating income (loss) ..................     (15.6)      (17.1)      (10.4)       (5.8)         0.5
Total other income (expense) .............      (5.0)       (5.0)        0.1         1.3         (1.1)
                                            ----------  ----------   ----------  ----------  -----------
Net loss .................................     (20.6)%     (22.1)%     (10.3)%      (4.5)%       (0.6)%
                                            ==========  ==========   ==========  ==========  ===========

   TWENTY-SIX WEEK PERIOD ENDED JUNE 30, 1996 COMPARED TO TWENTY-SIX WEEK PERIOD ENDED JULY 2, 1995


   RESTAURANTS OPEN. At the beginning of Fiscal 1996, there were 19 Company-owned restaurants in operation (including the Kendall, Florida Roadhouse Grill restaurant which was owned by a limited liability company in which the Company held a 50% ownership interest). At June 30, 1996, there were 23 Company-owned restaurants in operation, compared to 12 Company-owned restaurants at July 2, 1995, a 76.9% year-over-year increase in the number of Company-owned restaurants.

   TOTAL REVENUES. Total revenues increased $13.8 million, or 100.6%, from $13.8 million for the twenty-six week period ended July 2, 1995 to $27.6 million for the twenty-six week period ended June 30, 1996. This increase was primarily attributable to the opening of four additional restaurants during the twenty-six week period ended June 30, 1996 and the inclusion of all 13 Company-owned restaurants added in Fiscal 1995 for the entire twenty-six week period ended June 30, 1996, and was partially offset by modest decreases in sales at other restaurants open during such period.


   FOOD AND BEVERAGE. Food and beverage costs increased $4.5 million, or 89.7%, from $4.9 million for the twenty-six week period ended July 2, 1995 to $9.4 million for the twenty-six week period ended June 30, 1996. However, food and beverage costs decreased as a percentage of total revenues from 35.8% for the twenty-six week period ended July 2, 1995 to 33.9% for the comparable period in Fiscal 1996. This decrease reflects (i) the opening of fewer new restaurants over a larger base of Company-owned restaurants in operation during the twenty-six week period ended June 30, 1996 compared to the twenty-six week period ended July 2, 1995 and (ii) a continuing decline in food costs resulting from increased efficiencies associated with the implementation in Fiscal 1995 of detailed recipes, training manuals, inventory controls and other management tools.

   LABOR AND BENEFITS. Labor and benefit costs increased $3.7 million, or 76.4%, from $4.9 million for the twenty-six week period ended July 2, 1995 to $8.6 million for the twenty-six week period ended June 30, 1996. However, labor and benefit costs as a percentage of total revenues decreased from 35.5% for the twenty-six week period ended July 2, 1995 to 31.2% for the comparable period in Fiscal 1996. The decrease was primarily attributable to spreading the costs associated with training managers for new restaurants over a larger base of Company-owned restaurants in operation during the twenty-six week period ended June 30, 1996 compared to the twenty-six week period ended July 2, 1995.

   OCCUPANCY AND OTHER. Occupancy and other costs increased $2.7 million, or 90.6%, from $3.1 million for the twenty-six week period ended July 2, 1995 to $5.8 million for the twenty-six week period ended June 30, 1996. However, occupancy and other costs decreased as a percentage of total revenues from 22.2% for the twenty-six week period ended July 2, 1995 to 21.1% for the comparable period in Fiscal 1996. The decrease in this percentage resulted primarily from a significant increase in the percentage of restaurants owned, as opposed to leased, by the Company during the twenty-six week period ended June 30, 1996, as compared to the comparable period in Fiscal 1995.

   DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $798,000, or 143.7%, from $555,000 for the twenty-six week period ended July 2, 1995 to $1.4 million for the twenty-six week period ended June 30, 1996. Depreciation and amortization as a percentage of total revenues increased from 4.0% for the twenty-six week period ended July 2, 1995 to 4.9% for the comparable period in Fiscal 1996. The increase in this percentage resulted primarily from a significant increase in the percentage of restaurants owned by the Company as opposed to leased during the twenty-six week period ended June 30, 1996, as compared to the comparable period in Fiscal 1995.

   GENERAL AND ADMINISTRATIVE. General and administrative expense increased $1.2 million, or 103.1%, from $1.1 million for the twenty-six week period ended July 2, 1995 to $2.3 million for the twenty-six week period ended June 30, 1996. General and administrative expense as a percentage of total revenues remained relatively constant at 8.3% for the twenty-six week period ended July 2, 1995 and 8.4% for the comparable period in Fiscal 1996. Economies of scale resulting from a greater number of Company-owned restaurants in operation during the twenty-six week period ended June 30, 1996, as compared to the comparable period in Fiscal 1995, were offset by increased expenses in the latter half of Fiscal 1995 associated with increasing the management and support staff infrastructure in anticipation of future expansion.


   TOTAL OTHER INCOME (EXPENSE). Total other income (expense) decreased from income of $173,000 for the twenty-six week period ended July 2, 1995 to expense of $313,000 for the twenty-six week period ended June 30, 1996. This decrease resulted primarily from interest expense incurred in connection with the purchase of eight restaurant sites during Fiscal 1995 and the twenty-six week period ended June 30, 1996 and was partially offset by income earned by the Kendall, Florida Roadhouse Grill restaurant, which was accounted for under the equity method of accounting. See Note 5 to the Financial Statements.


   FISCAL 1995 COMPARED TO FISCAL 1994


   RESTAURANTS OPEN. At the beginning of Fiscal 1994, there were three Company-owned restaurants in operation (including the North Miami, Florida Roadhouse Grill restaurant which was owned by a limited liability company in which the Company held a 50% ownership interest). During Fiscal 1994, the Company added three restaurants (including the Kendall, Florida Roadhouse Grill restaurant which was owned by a limited liability company in which the Company held a 50% ownership interest), and during Fiscal 1995 the Company added thirteen restaurants. As of the end of Fiscal 1995, the Company had 19 Company-owned restaurants in operation.


   TOTAL REVENUES. Total revenues increased $22.9 million, or 201.0%, from $11.4 million in Fiscal 1994 to $34.3 million in Fiscal 1995. This increase was attributable to the addition of 13 Company-owned restaurants during Fiscal 1995 and the inclusion of a full year of operations for the two 100%

Company-owned restaurants opened in Fiscal 1994 and was partially offset by modest decreases in sales at certain restaurants opened in Fiscal 1993 and Fiscal 1994.

   FOOD AND BEVERAGE. Food and beverage costs increased $8.0 million, or 195.8%, from $4.1 million in Fiscal 1994 to $12.1 million in Fiscal 1995, but decreased as a percentage of total revenues from 35.9% in Fiscal 1994 to 35.3% in Fiscal 1995. This decrease reflects a decline in food costs resulting from increased efficiencies associated with the implementation in Fiscal 1995 of detailed recipes, training manuals, inventory controls and other management tools.

   LABOR AND BENEFITS. Labor and benefits costs increased $7.4 million, or 160.9%, from $4.6 million in Fiscal 1994 to $12.0 million in Fiscal 1995, but decreased as a percentage of total revenues from 40.4% in Fiscal 1994 to 35.1% in Fiscal 1995. This decline was primarily attributable to decreased training and recruiting costs resulting from lower restaurant employee turnover in Fiscal 1995 compared to Fiscal 1994.

   OCCUPANCY AND OTHER. Occupancy and other costs increased by $6.4 million, or 275.8%, from $2.3 million in Fiscal 1994 to $8.7 million in Fiscal 1995. As a percentage of total revenues, occupancy and other costs increased from 20.4% in Fiscal 1994 to 25.4% in Fiscal 1995. This increase resulted primarily from expanded advertising and promotional activities of the Company and greater pre-opening expenses in Fiscal 1995 compared to Fiscal 1994.


   DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $1.3 million, or 300.7%, from $415,000 in Fiscal 1994 to $1.7 million in Fiscal 1995. As a percentage of total revenues, depreciation and amortization expense increased from 3.6% in Fiscal 1994 to 4.9% in Fiscal 1995. This percentage increase resulted from higher depreciation expense associated with the purchase of five restaurant sites in Fiscal 1995 and from the amortization of goodwill associated with three restaurants acquired from franchisees in Fiscal 1995. All of the Company-owned restaurants opened prior to Fiscal 1995 are leased.


   GENERAL AND ADMINISTRATIVE. General and administrative expense increased by $1.4 million, or 73.9%, from $1.9 million in Fiscal 1994 to $3.3 million in Fiscal 1995. This increase was a result of increasing the management and support staff infrastructure in anticipation of future expansion. As a percentage of total revenues, general and administrative expense declined from 16.8% in Fiscal 1994 to 9.7% in Fiscal 1995. The decrease in this percentage was primarily attributable to economies of scale resulting from a greater number of Company-owned restaurants in operation during Fiscal 1995.


   TOTAL OTHER INCOME (EXPENSE). Total other income (expense) increased by $610,000 from a $571,000 expense in Fiscal 1994 to income of $39,000 in Fiscal 1995. This increase in total other income (expense) was primarily attributable to the Company's share of income earned by the Kendall, Florida Roadhouse Grill restaurant, which was accounted for under the equity method of accounting, and income from game rooms in new Company-owned restaurants, which income was partially offset by increased interest expense incurred in connection with the purchase of five restaurant sites in Fiscal 1995.


   FISCAL 1994 COMPARED TO FISCAL 1993


   RESTAURANTS OPEN. At the beginning of Fiscal 1993, there were no Company-owned restaurants in operation. The Company added three restaurants in each of Fiscal 1993 and Fiscal 1994 (including the North Miami, Florida Roadhouse Grill restaurant added in Fiscal 1993, which was owned by a limited liability company in which the Company held a 50% ownership interest, and the Kendall, Florida Roadhouse Grill restaurant added in Fiscal 1994, which was owned by a separate limited liability company in which the Company held a 50% ownership interest). As of the end of Fiscal 1994, the Company had six Company-owned restaurants in operation.


   TOTAL REVENUES. Total revenues increased $7.9 million, or 228.6%, from $3.5 million in Fiscal 1993 to $11.4 million in Fiscal 1994. This increase was attributable to the opening of two 100% Company-owned restaurants during Fiscal 1994 and the inclusion of a full year of operations for the two 100% Company-owned restaurants opened in Fiscal 1993.

   FOOD AND BEVERAGE. Food and beverage costs increased by $2.6 million, or 177.7%, from $1.5 million in Fiscal 1993 to $4.1 million in Fiscal 1994, but decreased as a percentage of total revenues from 42.4% in Fiscal 1993 to 35.9% in Fiscal 1994. This decrease was attributable primarily to lower food costs during Fiscal 1994 that resulted from the introduction of portion controls and improved inventory management.

   LABOR AND BENEFITS. Labor and benefits costs increased by $3.6 million, or 366.2%, from $988,000 in Fiscal 1993 to $4.6 million in Fiscal 1994. As a percentage of total revenues, labor and benefits costs increased from 28.5% in Fiscal 1993 to 40.4% in Fiscal 1994. This increase in labor and benefits costs was a result of overstaffing existing restaurants in order to hire and train managers and staff for restaurants to be opened.

   OCCUPANCY AND OTHER. Occupancy and other costs increased by $1.1 million, or 90.2%, from $1.2 million in Fiscal 1993 to $2.3 million in Fiscal 1994, but decreased as a percentage of total revenues from 35.2% in Fiscal 1993 to 20.4% in Fiscal 1994. The decrease in this percentage reflects unusually high occupancy and other costs as a percentage of total revenues in Fiscal 1993, which resulted primarily from spreading costs associated with the opening of the Company's first three restaurants over a small revenue base in Fiscal 1993.

   DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $368,000 from $47,000 in Fiscal 1993 to $415,000 in Fiscal 1994. As a percentage of total revenues, depreciation and amortization increased from 1.4% in Fiscal 1993 to 3.6% in Fiscal 1994 primarily as a result of depreciation associated with two restaurants opened late in Fiscal 1993 and three restaurants opened in Fiscal 1994.

   GENERAL AND ADMINISTRATIVE. General and administrative expense increased by $1.6 million from $280,000 in Fiscal 1993 to $1.9 million in Fiscal 1994. As a percentage of total revenues, general and administrative expense increased from 8.1% in Fiscal 1993 to 16.8% in Fiscal 1994. This increase was the result of the recruitment and hiring of additional management and support staff in anticipation of future growth.

   TOTAL OTHER INCOME (EXPENSE). Total other income (expense) decreased by $398,000 from a $173,000 expense in Fiscal 1993 to a $571,000 expense in Fiscal 1994. The decrease in total other income (expense) was primarily attributable to losses incurred by the North Miami and Kendall, Florida Roadhouse Grill restaurants, which were accounted for under the equity method of accounting, and incremental financing costs associated with the Company's growth.

LIQUIDITY AND CAPITAL RESOURCES

   The Company requires capital principally for the opening of new restaurants and has financed its requirements through the private placement of Common Stock and Preferred Stock and loans from certain private parties, including present and former shareholders of the Company.


   In July 1996, the Company issued promissory notes in the principal amounts of $1.5 million and $500,000 to a former Chairman of the Board of Directors of the Company and to a shareholder of the Company, respectively. These notes were repaid by the Company in August 1996 with the funds received in connection with the issuance of a promissory note in the principal amount of $2.0 million to Berjaya, the Company's principal shareholder. In September 1996, the Company issued another promissory note in the principal amount of $1.5 million to such former Chairman of the Board. Also in September 1996, the Company issued an additional promissory note in the principal amount of $3.0 million to Berjaya. The proceeds of these loans were used for opening new restaurants, and the Company intends to repay these notes with the net proceeds of the Offering. See "Management--Compensation Committee Interlocks and Insider Participation."

   In September 1996, the Company borrowed $500,000 from SunTrust Bank, Miami, N.A. Such loan is unsecured, bears interest at the bank's prime rate plus 1% and is due and payable on December 31, 1996. The proceeds of this loan will be used for general corporate purposes.

   The Company's capital expenditures aggregated approximately $8.8 million for the twenty-six week period ended June 30, 1996, substantially all of which was used to open Roadhouse Grill restaurants. During such period, the Company received approximately $5.0 million from the private placement of Common Stock. Net cash provided by operating activities during the twenty-six week period ended June 30, 1996 was approximately $680,000.

   The Company's capital expenditures aggregated $14.5 million for Fiscal 1995, substantially all of which was used to open Roadhouse Grill restaurants. In addition, the Company acquired two restaurants for aggregate cash consideration of $3.0 million. During Fiscal 1995, the Company received approximately $6.0 million from the private placement of Common Stock. It also borrowed funds in the aggregate amount of approximately $2.5 million from a former Chairman of the Board of Directors of the Company (who is also a former shareholder), which loans were consolidated and extended in January 1996. In addition, the Company borrowed $600,000 from the owner of a 50% interest in Kendall Roadhouse Grill, L.C. and approximately $3.5 million from Berjaya. Net cash used in operating activities during Fiscal 1995 was approximately $784,000.


   The Company's capital expenditures aggregated approximately $10.1 million for Fiscal 1994, substantially all of which was used to open Roadhouse Grill restaurants. During Fiscal 1994, the Company received approximately $20.8 million from the private placement of the Issued Preferred Stock and Common Stock. Net cash used in operating activities during Fiscal 1994 was $1.8 million.


   The Company's capital expenditures aggregated $1.4 million during Fiscal 1993, substantially all of which was used to open Roadhouse Grill restaurants. During Fiscal 1993, the Company received $1.6 million in connection with the issuance of promissory notes to Berjaya and $100,500 from the private placement of Common Stock. In addition, net cash provided by operating activities during 1993 was approximately $40,000.


   The Company expects to open two additional Roadhouse Grill restaurants during the remainder of 1996 and approximately 15 restaurants during 1997. The Company expects that the average cash investment required to open its prototype restaurants, excluding real estate costs and pre-opening expenses, will be approximately $950,000 or $1.3 million, depending on whether the Company converts an existing building or constructs a new restaurant. The Company believes that the net proceeds of the Offering together with cash from operations, will be sufficient to fund its working capital needs for the next eight months. In order to complete its anticipated expansion through 1997, the Company will be required to incur short-term or long-term indebtedness or issue, in public or private transactions, equity or debt securities. Upon completion of the Offering, the Company intends to seek a bank line of credit for purposes of obtaining additional funding for such expansion. However, there can be no assurance that such line of credit, or any other debt or equity financing will be available on terms acceptable to the Company, if at all, or, if available, will be available in an amount sufficient to fund the Company's working capital needs, including anticipated expansion.


   As is common in the restaurant industry, the Company has generally operated with negative working capital ($7.1 million as of June 30, 1996). The Company does not have significant receivables or inventory and receives trade credit on its purchases of food and supplies.

SEASONALITY AND QUARTERLY RESULTS

   The Company's sales and earnings fluctuate seasonally. Historically, the Company's highest earnings have occurred in its first and fourth fiscal quarters. In addition, quarterly results have been, and in the future are likely to be, substantially affected by the timing of new restaurant openings. Because of the seasonality of the Company's business and the impact of new restaurant openings, results for any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year.

IMPACT OF INFLATION

   The Company does not believe that inflation has materially affected its results of operations during the past three fiscal years. Substantial increases in costs and expenses, particularly food, supplies, labor and operating expenses could have a significant impact on the Company's operating results to the extent that such increases cannot be passed along to customers.

ACCOUNTING MATTERS

   Statement of Financial Accounting Standards No. 121, "Accounting for Long-Lived Assets and for Long-Lived Assets to be Disposed of", requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from use of the asset and its eventual disposition to the carrying amount of the asset. This new accounting principle was adopted by the Company effective January 1, 1996. As of January 1, 1996 and June 30, 1996, this new accounting principle had no material impact on the Company's financial position or results of operations.

   In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), which becomes effective for financial statements for fiscal years beginning after December 15, 1995. SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The Company is currently accounting for stock-based compensation under APB 25, and will continue accounting for stock-based compensation under this method.

                                   BUSINESS

GENERAL


   The Company currently owns and operates 30 and franchises or licenses six full-service, casual dining restaurants under the name "Roadhouse Grill." The Roadhouse Grill concept offers a fun, value-oriented dining experience that features premium quality grilled entrees and friendly service consistent with the Company's motto: "Good Food and a Smile . . . That's Roadhouse Style."/registered trademark/ The comfortable, entertaining roadhouse setting is designed to appeal to a broad range of customers, including business people, couples, singles and particularly families.

   Roadhouse Grill restaurants are based upon a roadhouse-style concept developed in 1991 by the Company's founder and chief executive officer, John
D. Toole, III. In March 1993, Mr. Toole introduced the roadhouse-style concept to South Florida by opening the first Roadhouse Grill restaurant in Pembroke Pines (Fort Lauderdale) with the financial backing of other restaurant entrepreneurs. Since that time, the Company has grown rapidly, adding two additional restaurants in 1993, three restaurants in 1994, 13 restaurants in 1995 and, to date, 11 restaurants in 1996. The Company also franchises or licenses three restaurants in Malaysia and three restaurants in the United States. A substantial portion of the funding for the Company's rapid expansion was obtained from capital investments and loans from Berjaya, its principal shareholder and an affiliate of the Company's franchisees for Asia and the Pacific Rim.


THE ROADHOUSE GRILL CONCEPT

   The key elements that define the Roadhouse Grill concept are:


   /bullet/ COMFORTABLE, OPEN LAYOUT. Roadhouse Grill restaurants have an energetic and casual atmosphere. The interior of each restaurant is large, open and visually appealing, with exposed ceilings and brick and lapboard cedar walls decorated with colorful, hand-painted murals and neon signs. Multi-level seating provides guests with a full view of the restaurant, including the exhibition grill and display kitchen, allowing everyone to enjoy the Roadhouse Grill experience. The exhibition cooking area features a mesquite-fired grill, a kitchen where homemade yeast rolls are made throughout the day and a display case filled with fresh cuts of meat, seafood and salads. To help create Roadhouse Grill's casual ambience, metal pails of roasted peanuts top each table, guests are encouraged to toss peanut shells on the floor, drinks are served in mason jars, long neck beers are delivered in metal buckets filled with ice, and a classic jukebox entertains guests with popular rock and country and western music. The exterior of each restaurant features rough-sawed siding, a wrap-around wood plank porch, a tin roof trimmed in neon and an oversized "Roadhouse Grill" sign.


   /bullet/ PREMIUM QUALITY GRILLED ENTREES AND DIVERSE MENU. The Roadhouse
            Grill menu features aged USDA Choice steaks, ribs, chicken and seafood. An in-house butcher at each restaurant cuts and trims the steaks and prime rib, which are aged both before and after carving. In addition to grilled selections, the menu includes a variety of appetizers, sandwiches, salads and desserts, including signature items such as Roadhouse cheese wraps, hot-out-of-the-oven yeast rolls made from scratch each day and a daily selection of homemade ice cream.


   /bullet/ HIGH VALUE TO GUESTS. Roadhouse Grill strives to provide a high value dining experience for its guests by offering a broad, moderately-priced menu and serving generous portions. At Roadhouse Grill restaurants, the price of each entree includes a choice of house or caesar salad, a choice of baked sweet potato, baked potato, home fries, french fries or rice pilaf and hot-out-of-the-oven homemade yeast rolls. From 11 a.m. to 3 p.m. Monday through Friday, each Roadhouse Grill offers a selection of 13 "Lunch in a Rush" menu items ranging from grilled steak salad to a half-order of ribs, all served to order in under 10 minutes and priced at $5.99 or less. For the nine months ended September 29, 1996, the average guest check, including beverage, was approximately $8.75 for lunch and $13.25 for dinner.

   /bullet/ BROAD CUSTOMER APPEAL; FOCUS ON FAMILIES. The Roadhouse Grill concept is designed to appeal to a broad range of customers, including business people, couples, singles and particularly families. The Company believes that to be attractive to families a concept must be appealing to both children and parents. Consequently, Roadhouse Grill restaurants furnish children with coloring menus, balloons and a free souvenir cup, and all Roadhouse Grill prototype restaurants have a game room featuring pinball and video games. In addition, each restaurant offers a special "Kids' Menu" featuring an assortment of entrees for $2.99. In 1995, Roadhouse Grill was voted a "Best Family Restaurant" in a survey conducted by SOUTH FLORIDA PARENTING magazine. For adults, each Roadhouse Grill restaurant offers beverages from its full-service bar, which is separated from the dining area.

   /bullet/ EFFICIENT, PERSONALIZED SERVICE. The Company believes that a distinctive, enjoyable dining experience is made possible through excellent service. Accordingly, the Company hires individuals who possess strong initiative and the ability to provide quality and personalized service. Roadhouse Grill attempts to foster the individuality of its employees, encouraging them to converse and interact with guests on a friendly, casual basis. Servers often sit down at the table with guests to take orders, and the restaurant manager visits each table to help ensure customer satisfaction.

EXPANSION STRATEGY


   The Company's primary expansion strategy is to continue opening Company-owned restaurants in targeted markets in the United States. The Company plans to open restaurants primarily in selected medium and large metropolitan areas primarily in the Southeast and Gulf Coast regions. In addition, the Company is evaluating prospects for opening restaurants in Ohio and is considering opening additional restaurants in upstate New York. In each target market, the Company intends to cluster multiple restaurants to help build brand awareness and increase efficiencies in marketing and management. As of the date hereof, the Company had added eleven restaurants in 1996, and it plans to open two additional Company-owned restaurants during the remainder of 1996. In 1997, the Company plans to open approximately 15 restaurants, for a total of approximately 47 Company-owned restaurants by the end of 1997.

   The Company also intends to actively support the development of Roadhouse Grill restaurants in Asia and the Pacific Rim through its international franchisees, Roadhouse Grill Asia Pacific (H.K.) Limited, a Hong Kong corporation ("Roadhouse Grill Hong Kong"), and Roadhouse Grill Asia Pacific (Cayman) Limited, a Cayman Islands corporation ("Roadhouse Grill Asia"), both of which are wholly-owned subsidiaries of Berjaya. The Company expects that Roadhouse Grill Asia, which currently operates three Roadhouse Grill restaurants in Kuala Lumpur, Malaysia, will develop at least two additional Roadhouse Grill restaurants in 1997. Berjaya is a wholly-owned subsidiary of Berjaya Group Berhad ("Berjaya Berhad"), a publicly-traded Malaysian Company with diversified interests, which operates more than 25 other restaurants in Asia and the Pacific Rim. Although the Company has granted rights for the development of Roadhouse Grill restaurants in certain areas of the United States, it plans to concentrate domestic expansion on the opening of Company-owned restaurants.


SITE SELECTION; DESIGN AND LAYOUT

   The Company believes the site selection process is critical to the long-term success of any restaurant and, accordingly, devotes significant time and effort to the investigation and evaluation of potential locations. Among the factors it considers in the site selection process are market demographics (including population, age and median household income), traffic patterns and activity, site visibility and accessibility, and proximity to residential developments, office complexes, hotels, retail establishments and entertainment areas. The Company also considers existing or potential competition in the area and attempts to analyze the performance of other area restaurants. Currently, Company-owned restaurants are operated on both owned and leased sites, with a majority being leased.

   Management generally determines which geographic areas may be suitable for Roadhouse Grill restaurants and then employs real estate agents and brokers to identify potential sites in each area. In connection with the Company's evaluation, Company personnel visit and analyze each potential site. After a location has been leased or purchased and the necessary licenses and permits obtained, the average time for construction of new Roadhouse Grill restaurants has been approximately 120 days and the average time for renovation of an existing building has been approximately 90 days. However, there can be no assurance that such construction schedules can be maintained in the future.

   Roadhouse Grill restaurants are large, open and visually appealing, with exposed ceilings and brick and lapboard cedar walls decorated with colorful, hand-painted murals and neon signs. The prototypical interior also includes multi-level seating, an exhibition grill and display kitchen and a game room featuring pinball and video games. The exterior of each restaurant features rough-sawed siding, a wrap-around wood plank porch, a tin roof trimmed in neon and an oversized "Roadhouse Grill" sign. Company-owned restaurants opened prior to March 1996 range generally from 6,000 to 8,500 square feet in size. During the last year, the Company refined its prototype from approximately 7,500 square feet (with seating for approximately 235 guests) to approximately 6,800 square feet (with seating for approximately 210 guests) in an effort to reduce construction costs without significantly impacting restaurant sales. The Company expects the average cash investment required to open its prototype restaurants, excluding real estate costs and pre-opening expenses, will be approximately $950,000 or $1.3 million, depending on whether the Company converts an existing building or constucts a new restaurant. However, there can be no assurance that the cost of opening Roadhouse Grill restaurants in the future will not increase. See "Risk Factors--Limited Operating History; Operating Losses" and "Risk Factors--Risks of Rapid Expansion; Management of Growth."

RESTAURANT ECONOMICS


   The Company believes that Company-owned Roadhouse Grill restaurants have achieved attractive unit level economics. The 12 Company-owned restaurants which were open for the entire twelve-month period ended June 30, 1996 generated average restaurant revenues of approximately $2.9 million, average restaurant cash flow of approximately $380,000 and average restaurant operating income after depreciation and amortization of approximately $217,000. The average cash investment, excluding real estate costs and pre-opening expenses, required to open each of the 27 Company-owned Roadhouse Grill restaurants opened by the Company prior to September 29, 1996 was approximately $1.3 million. For the Company's 11 owned properties, the average real estate acquisition cost was approximately $880,000. However, there can be no assurance that existing or new restaurants will achieve unit economics in the future at the levels achieved in the twelve months ended June 30, 1996 or that the cost of opening a Roadhouse Grill restaurant will not increase. See "Risk Factors--Limited Operating History; Operating Losses" and "Risk Factors--Risks of Rapid Expansion; Management of Growth."

RESTAURANT LOCATIONS

   The following table provides information with respect to each of the Company's owned, franchised and licensed restaurants as of the date of this Prospectus.

                                                              APPROXIMATE
                                                                SQUARE       OWNED, LEASED,
                                                            FOOTAGE/SEATING   LICENSED OR
LOCATION                                   OPENING DATE       CAPACITY(1)      FRANCHISED
--------                               -------------------  ---------------  --------------
COMPANY-OWNED:
Pembroke Pines (Fort Lauderdale), FL   March 1, 1993           5,800/210         Leased
North Miami, FL(2)                     November 1, 1993        7,800/220         Leased
Coral Springs (Fort Lauderdale), FL    December 6, 1993       10,000/230         Leased
West Palm Beach, FL                    February 21, 1994       6,000/220         Leased
Kendall (Miami), FL(2)                 June 28, 1994           8,000/230         Leased
Casselberry (Orlando), FL              September 10, 1994     12,000/240         Leased
Deerfield Beach (Fort Lauderdale), FL  January 16, 1995        7,500/230         Leased
Bradenton, FL                          February 20, 1995      10,000/280         Owned
Davie (Fort Lauderdale), FL(2)         March 15, 1995          5,800/210         Leased
Tampa, FL                              April 10, 1995          8,600/220         Leased
St. Petersburg, FL                     May 16, 1995            6,200/190         Leased
Delray Beach, FL                       June 27, 1995           7,500/230         Leased
Kissimmee, FL                          July 18, 1995           7,500/230         Owned
Lakeland, FL                           July 18, 1995           6,300/190         Leased
Jacksonville, FL                       August 15, 1995         8,300/210         Owned
Orlando South, FL                      October 10, 1995        7,500/230         Leased
Tallahassee, FL                        October 30, 1995        7,500/230         Owned
Ocala, FL                              October 31, 1995        7,500/230         Owned
Fort Lauderdale, FL (2)(3)             December 14, 1995      12,000/200         Leased
North Palm Beach, FL                   February 15, 1996       8,500/230         Owned
Sandy Springs (Atlanta), GA(4)         March 14, 1996          6,800/210         Leased
Longwood (Orlando), FL                 May 13, 1996            7,500/230         Owned
Orange Park (Jacksonville), FL(4)      May 30, 1996            6,800/210         Owned
Fort Myers, FL(4)                      July 2, 1996            6,800/210         Owned
Columbia, SC                           July 2, 1996            8,400/220         Owned
Cheektowaga (Buffalo), NY              August 27, 1996         5,000/190         Leased
Kennesaw (Atlanta), GA(4)              September 4, 1996       6,800/210         Leased
Amherst (Buffalo), NY                  September 24, 1996      5,000/190         Leased
Lake Worth (West Palm Beach), FL       October 22, 1996        6,000/200         Leased
Greenville, SC(4)                      October 22, 1996        6,800/210         Owned
FRANCHISED OR LICENSED:
Gresham, OR                            January 23, 1993        8,200/190        Licensed
Boca Raton, FL (5)                     December 12, 1994       7,200/230       Franchised
Bangsar Baru, Malaysia                 November 20, 1995       5,800/160       Franchised
San Diego, CA                          January 22, 1996        8,600/270        Licensed
Ampang, Malaysia                       April 24, 1996          7,000/200       Franchised
Jalan Sultan Ismail, Malaysia          July 11, 1996           5,000/170       Franchised

----------
(1) Excludes bar seating.
(2) The North Miami and Kendall restaurants originally were owned by limited liability companies in which the Company held a 50% ownership interest. The Davie and Fort Lauderdale restaurants were opened in March 1993 as franchised restaurants. The Company acquired 100% ownership of the North Miami, Davie and Fort Lauderdale restaurants in March 1995 and has contracted to acquire 100% ownership of the Kendall restaurant.
(3) The Fort Lauderdale restaurant was closed for remodeling from September to December 1995. The date indicated in the above chart is the restaurant's re-opening date.
(4) Prototype restaurant.
(5) The Company is currently negotiating the purchase of a 50% interest in the Boca Raton restaurant from an unaffiliated third party; however there can be no assurance that such purchase will be consummated.

   The Company currently has under construction, and expects to open by the end of 1996, two restaurants, one each in Rochester, New York and Duluth (Atlanta), Georgia. In addition to the foregoing, nine sites for restaurants that are expected to open in 1997 have been acquired or leased, one each in Mobile, Alabama; Melbourne and Doral (Miami), Florida; Gretna and Shreveport, Louisiana; Biloxi and Jackson, Mississippi; Columbus, Ohio; and Columbia, South Carolina, four of which are currently under construction.

   Of the Company's 30 restaurants, 19 are located on leased sites. Existing restaurant leases have expiration dates ranging from December 1996 to April 2015. The Company leases approximately 8,000 square feet for its corporate offices in Fort Lauderdale, Florida under a three year lease which expires September 30, 1998.


MENU AND PRICING


   The Roadhouse Grill menu features USDA Choice steaks and prime rib, beef ribs, chicken and seafood, all of which are grilled to order. The Company's steaks and prime rib are aged both before and after being cut and trimmed by each restaurant's in-house butcher. The menu features over sixty items, including eight cuts of steak ranging from 6 oz. to 18 oz. In addition to grilled selections, the menu offers a wide variety of appetizers, sandwiches, salads and desserts, including signature items such as Roadhouse cheese wraps, hot-out-of-the-oven yeast rolls made from scratch each day and a daily selection of homemade ice cream. Each entree is served with a choice of a house salad or caesar salad, a choice of baked sweet potato, baked potato, home fries, french fries or rice pilaf and homemade yeast rolls. Roadhouse Grill restaurants are open seven days a week for lunch and dinner and offer full bar service. Prices range from $2.99 to $6.29 for lunch entrees and from $4.99 to $15.99 for dinner entrees. From 11 a.m. to 3 p.m. Monday through Friday, in addition to its full menu, each Roadhouse Grill offers a selection of 13 "Lunch in a Rush" menu items ranging from grilled steak salad to a half-order of ribs, all prepared to order in under 10 minutes and priced at $5.99 or less. For the nine months ended September 29, 1996, the average guest check, including beverage, was approximately $8.75 for lunch and $13.25 for dinner.


RESTAURANT OPERATIONS AND MANAGEMENT


   RESTAURANT PERSONNEL. The Company believes that excellent service contributes significantly to a distinctive, enjoyable dining experience. Accordingly, the Company seeks to hire individuals who possess strong initiative and the ability to provide quality and personalized service. Roadhouse Grill attempts to foster the individuality of its employees, encouraging them to interact with customers on a friendly, casual basis. Consistent with the Company's preference to promote from within, restaurant managers generally are selected from Company personnel. The Company seeks to retain high-quality restaurant managers and personnel by providing them with opportunities for promotion and financial incentives based on individual restaurant performance. These financial incentives include a bonus plan which enables each restaurant manager to earn a portion of a bonus pool by achieving certain predetermined performance goals. During Fiscal 1995, the Company's turnover rates were approximately 55% for restaurant staff and 21% for restaurant managers, which are significantly below the restaurant industry averages of 92% for staff employees and 50% for managers (as reported by the National Restaurant Association).


   Roadhouse Grill restaurants generally operate with five managers, including a general manager, an assistant general manager, a kitchen manager and two assistant managers. The general manager of each restaurant has primary responsibility for managing the day-to-day operations of the restaurant in accordance with Company standards. The general manager and kitchen manager of each restaurant generally are responsible for interviewing, hiring and training restaurant staff. Each restaurant has a staff of approximately 90 employees, which includes at least one full-time, in-house butcher. The Company currently employs eight area supervisors, each of whom is responsible for three to four restaurants. The supervisors report to regional directors, each of whom has responsibility for four supervisors. The Company currently has two regional directors, who communicate daily with the Vice President of Operations.

   The Company devotes a significant amount of time and resources to restaurant management and staff training. Each new manager participates in an eight-week training program, which is conducted at designated training restaurants, before assuming an assistant manager position (or, in some instances, a kitchen manager position) at a Roadhouse Grill restaurant. This program is designed to provide training in all areas of restaurant operations, including food preparation and service, alcoholic beverage service, Company philosophy, operating standards, policies and procedures, and business management and administration techniques. The managers of the training restaurant conduct weekly evaluations of each manager trainee.

   In connection with the opening of each new restaurant, the Company sends one of its two full-time, 16-member training teams to train and assist the new restaurant employees. The training team generally arrives at each restaurant two weeks prior to opening and remains for four weeks after opening. Typically, the top three managers (the general manager, the assistant general manager and the kitchen manager) of each new restaurant are individuals who have been managers at an existing Roadhouse Grill restaurant.


   INTERNAL CONTROLS; RESTAURANT REPORTING. The Company maintains financial and accounting controls for each of its restaurants through the use of centralized accounting and management information systems. The Company uses a computerized point-of-sale system to collect sales information from each restaurant, and restaurant managers are provided access to the operating statements for their restaurants.


   PURCHASING. Roadhouse Grill operates a centralized purchasing system that is utilized by all restaurants operated by the Company (except those located in upstate New York). The Company purchased approximately 87% of its food and other products from two distributors during Fiscal 1995. Beginning August 5, 1996, the Company began doing business with only one of these two principal distributors and anticipates that approximately 80% of its food and other products will be purchased from that distributor. See "Risk Factors--Changes in Food and Other Costs; Supply Risks."

ADVERTISING AND MARKETING


   The Company attempts to build brand awareness by providing a distinctive dining experience that results in a significant number of new customers being attracted through word of mouth, as well as by traditional marketing efforts and promotional activities. The Company believes that clustering multiple restaurants in target markets will help build brand awareness and increase efficiencies in its marketing efforts. The Company's marketing efforts are centered around print media and radio advertisements using the voice of "Cowboy Jim," the Company's mascot, and, to a lesser extent, the use of outdoor billboards. The Company also markets at the restaurant level through sponsorship of community charity activities, sporting events, festivals and Chamber of Commerce events. Prior to opening a restaurant, the Company typically conducts a six-week print and radio advertising campaign and holds a "VIP Night" at which city officials, Chamber of Commerce members, police, fire and rescue personnel, local business people, area media and others are invited to have "dinner on the Roadhouse." At certain restaurants, the Company also is test marketing t-shirts and other merchandise bearing the Roadhouse Grill name and logo to increase the Company's brand recognition. During the thirty-nine week period ended September 29, 1996, the Company spent approximately 3.9% of its revenues on advertising and marketing activities.


FRANCHISING


   The Company has granted franchise rights to the Roadhouse Grill concept in Asia and the Pacific Rim and in certain limited geographic areas in the United States. Pursuant to its expansion strategy, the Company expects to concentrate its future franchising activity in Asia and the Pacific Rim through its international franchisees, Roadhouse Grill Hong Kong and Roadhouse Grill Asia. Although the Company's United States franchisees may open a limited number of additional franchised restaurants in their respective territories, the Company does not intend to grant additional franchise rights in the

United States, other than any rights that may be granted to the licensee of the Gresham, Oregon and San Diego, California Roadhouse Grill restaurants. See "--Domestic Franchising."


   INTERNATIONAL FRANCHISING. In January 1996, the Company entered into a Master Development Agreement with Roadhouse Grill Hong Kong, which provides for the development and franchising of Roadhouse Grill restaurants in Hong Kong. Under the agreement, Roadhouse Grill Hong Kong is not required to develop any specific number of restaurants in Hong Kong, but any restaurants that it develops are credited against the development obligations of Roadhouse Grill Asia under Roadhouse Grill Asia's Master Development Agreement with the Company. Roadhouse Grill Hong Kong is not required to pay any franchise or reservation fee for restaurants that it develops, but it is responsible for paying or reimbursing approved expenses incurred by the Company in connection with the opening of each restaurant. In addition, Roadhouse Grill Hong Kong is required to pay a royalty in connection with the operation of each of its restaurants in the amount of 2.0% of gross sales for each restaurant's first three years of operation and 3.0% thereafter. Under certain circumstances, Roadhouse Grill Hong Kong or the Company may grant franchises to third parties in Hong Kong. In that event, the Company is entitled to receive 50% of any franchise and reservation fees and 50% of any royalty fee payable by the third party franchisee, subject to limitations on the amounts payable to the Company of $10,000 per restaurant in the case of franchise and reservations fees and 2.5% of gross sales in the case of royalty fees.

   In January 1996, the Company also entered into a Master Development Agreement with Roadhouse Grill Asia which covers countries in Asia and the Pacific Rim (other than Hong Kong), including, but not limited to, Australia, China, India, Indonesia, Japan, Malaysia, New Zealand, North Korea, South Korea, The Philippines and Thailand. Under the agreement, Roadhouse Grill Asia is required to open and maintain at least 30 Roadhouse Grill Restaurants during the first ten years of the term of the agreement, with a minimum of two restaurants to be developed each year. Under certain circumstances, Roadhouse Grill Asia or the Company may grant franchises to third parties in the territory. The fee arrangements under the agreement are substantially the same as those under the agreement between the Company and Roadhouse Grill Hong Kong. See "Certain Transactions."


   DOMESTIC FRANCHISING. The Company has entered into franchise or license arrangements for the development and operation of Roadhouse Grill restaurants in Gresham, Oregon, Boca Raton, Florida, San Diego, California, Clark County, Nevada and the Greater Delaware Valley Region of Pennsylvania. The Gresham Roadhouse Grill has been in operation since January 1993; the Boca Raton Roadhouse Grill has been in operation since December 1994; the San Diego Roadhouse Grill has been in operation since January 1996; the Nevada franchisee commenced construction of its first restaurant in July 1996; and the Pennsylvania franchisee is currently evaluating sites for its restaurant. The Company is currently in negotiations with one of its licensees regarding exclusive development rights relating to additional Roadhouse Grill restaurants in a limited number of states in the western United States. There can be no assurance that an agreement on the terms currently being discussed will be reached or that an agreement will be reached at all.


COMPETITION; RESTAURANT INDUSTRY

   The restaurant industry is highly competitive. The Company competes with a broad range of restaurants, including national and regional casual dining chains as well as locally-owned restaurants, some of which operate with concepts similar to that of the Company. Many of the Company's competitors are well established and have substantially greater market presence and financial and other resources than the Company. The entrance of new competitors into the Company's market areas or the expansion of operations by existing competitors could have a material adverse effect on the Company's results of operations and financial condition. In addition, the Company competes with other restaurant companies and retailers for sites, labor and, in many cases, customers. The Company believes that the key competitive factors in the restaurant industry are quality of food and service, price, location and concept. To the extent that one or more of its competitors becomes more successful in respect of any key competitive factors, the Company's business could be adversely affected. See "Risk Factors-- Competition."

   The restaurant industry is affected by changes in consumer tastes as well as national, regional and local economic conditions, demographic trends, traffic patterns, and the type, number and location of competing restaurants. Dependence on fresh meats and produce also subjects restaurant companies to the risk that shortages or interruptions of supply could adversely affect the availability, quality or cost of ingredients. In addition, factors such as inflation, increased food, labor and employee benefit costs and the availability of qualified management and hourly employees also may adversely affect the restaurant industry generally and the Company's restaurants in particular. The success and future profitability of the Company will depend in part on its ability to identify and to respond appropriately to changing conditions within the restaurant industry. See "Risk Factors--Restaurant Industry."

GOVERNMENT REGULATION

   Each Roadhouse Grill restaurant is subject to numerous federal, state and local laws and governmental regulations, including those relating to the preparation, sale and service of food and alcoholic beverages, designation of non-smoking and smoking areas, accessibility of restaurants to disabled customers, development and construction of restaurants and environmental matters. Roadhouse Grill also is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and immigration requirements. Difficulties or failures in obtaining the required construction and operating licenses, permits or approvals could delay or prevent the opening of a new restaurant. Roadhouse Grill believes that it is operating in compliance in all material respects with applicable laws and regulations that govern its operations. See "Risk Factors--Government Regulation."

   Alcoholic beverage control regulations require each Roadhouse Grill restaurant to apply to a state authority and, in certain locations, county or municipal authorities for a license or permit to sell alcoholic beverages on the premises and to provide service for extended hours. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. If a liquor license for any restaurant were lost, revenues for that restaurant would be adversely affected. Alcoholic beverage control regulations relate to numerous aspects of the Company's restaurants, including minimum age of patrons consuming and employees serving alcoholic beverages, hours of operation, advertising, wholesale purchasing, inventory control, and handling, storage and dispensing of alcoholic beverages. The Company is also subject to "dram-shop" statutes which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. The Company carries liquor liability coverage as part of its existing comprehensive general liability insurance.

   In connection with its sale of franchises, the Company is subject to the United States Federal Trade Commission rules and regulations and state laws that regulate the offer and sale of franchises. The Company also is subject to laws that regulate certain aspects of the franchise relationship.

   The Company is subject to various local, state and federal laws regulating the discharge of pollutants into the environment. The Company believes that its operations are in compliance in all material respects with applicable environmental laws and regulations. The Company conducts environmental audits of a proposed restaurant site in order to determine whether there is any evidence of contamination prior to purchasing or entering into a lease with respect to the site. However, there can be no assurance that the Company will not incur material environmental liability in connection with any of its owned or leased properties.

EMPLOYEES


   At September 25, 1996, the Company employed 283 salaried employees, of whom 29 served in corporate and administrative capacities and 254 served as restaurant management personnel. In addition, the Company employed 3,195 persons on an hourly basis. None of the Company's employees is covered by a collective bargaining agreement, and the Company has never experienced an organized work stoppage, strike or labor dispute. The Company believes its relations with its employees are good.

TRADEMARKS, SERVICE MARKS AND TRADE DRESS

   Roadhouse Grill believes its trademarks, service marks and trade dress are important to its marketing efforts. Roadhouse Grill has registered the "Roadhouse Grill" service mark, the "Cowboy Jim and rocking chair" design and the slogan "Good Food and a Smile . . . That's Roadhouse Style" with the U.S. Patent and Trademark Office. The Company also has applied for registration of the "Roadhouse Grill" service mark in approximately 30 foreign countries, including Australia, Brazil, Canada, China, France, Germany, Hong Kong, Indonesia, Japan, Mexico, New Zealand, The Philippines, South Africa, Spain, Thailand and the United Kingdom.

LITIGATION

   The Company is party to certain legal proceedings arising in the ordinary course of business. In the opinion of the Company, any resulting liability will not have a material adverse effect on the Company or its business.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

   The directors, executive officers and key employees of the Company are as follows:

NAME                     AGE     POSITION
----                     ---     --------
John D. Toole III ....... 37     Chief Executive Officer, President and Director
Dennis C. Jones ......... 42     Chief Financial Officer, Vice President of Finance
                                   and Treasurer
John D. Toole, Jr. ...... 59     Vice President of Real Estate and Construction
H. Todd Kaufman ......... 33     Vice President of Operations
Charles D. Barnett ...... 45     Secretary
Mark A. Scobee .......... 32     Director of Human Resources
Brad H. Haber ........... 35     Director of Training
Gerald P. Shore ......... 47     Director of Purchasing
Kim A. Donovan .......... 32     Director of Marketing
Dr. Christian F. Horn(1)  68     Chairman of the Board of Directors
Tan Kim Poh(1) .......... 43     Director
Phillip Friedman ........ 50     Director

----------
(1) Member of Audit, Compensation and Stock Option Committees.


   JOHN D. TOOLE III. Mr. Toole founded Roadhouse Grill in October 1992 and has served since that time as Chief Executive Officer, President and a director of the Company. From 1988 to October 1992, Mr. Toole served as President of Bluegrass Steaks, Inc., where he developed the initial Logan's Roadhouse casual dining steakhouse concept. From 1983 to 1988, Mr. Toole was employed by Ryan's Family Steak Houses, Inc. ("Ryan's") in various capacities, including restaurant general manager and area supervisor. In 1988, Ryan's was a 120-unit chain which operated in the Southeast, Northeast and Midwest regions of the United States. Mr. Toole is the son of John D. Toole, Jr., the Vice President of Real Estate and Construction of the Company.


   DENNIS C. JONES. Mr. Jones has served as Chief Financial Officer, Vice President of Finance and Treasurer of the Company since March 1996. From October 1994 to January 1996, Mr. Jones served as Chief Financial Officer of Louise's Trattoria, Inc., which operated 19 Italian restaurants, primarily in southern California. From 1984 to October 1994, Mr. Jones was employed by Acapulco Restaurants, Inc., which operated approximately 50 Mexican restaurants, primarily in California, in various financial management positions, including Chief Financial Officer from January 1991 to October 1994.


   JOHN D. TOOLE, JR. Mr. Toole has served as Vice President of Real Estate and Construction of the Company since March 1993. From 1986 to March 1993, Mr. Toole owned and operated a real estate brokerage company in Smyrna, Georgia. Mr. Toole is the father of John D. Toole III, the Chief Executive Officer and President of the Company.


   H. TODD KAUFMAN. Mr. Kaufman has served as Vice President of Operations of the Company since December 1995. Mr. Kaufman joined the Company in March 1994 and has served in various capacities, including as an area supervisor and regional director. From September 1991 until April 1994, Mr. Kaufman served as an area supervisor in the Atlanta market for O'Charley's Restaurants, Inc. From 1987 until 1991, Mr. Kaufman served as a restuarant manager for Ryan's.


   CHARLES D. BARNETT. Mr. Barnett has served as Secretary of the Company since its inception in October 1992. Since August 1992, Mr. Barnett has served as General Counsel of Roasters Corp., a company that operates Kenny Rogers Roasters Restaurants. From July 1990 until joining Roasters Corp., Mr. Barnett served as General Counsel of Miami Subs Corporation, which operates and franchises Miami Subs restaurants.

   MARK A. SCOBEE. Mr. Scobee has served as Director of Human Resources of the Company since August 1994. Mr. Scobee joined the Company in March 1993 and has served the Company in various capacities, including restaurant manager, area supervisor and Director of Operations. Mr. Scobee served as a general manager of various Logan's Roadhouse restaurants from August 1991 to February 1993 and as a general manager of various Applebee's restaurants from January 1989 to August 1990.

   BRAD H. HABER. Mr. Haber has served as Director of Training of the Company since March 1995. From February 1992 to March 1995, Mr. Haber served as Manager Training Supervisor and a restaurant general manager of O'Charley's Restaurants, Inc. From June 1990 to February 1992, Mr. Haber was employed by Brinker International, Inc. as the manager of a Chili's restaurant.

   GERALD P. SHORE. Mr. Shore has served as Director of Purchasing of the Company since December 1995. From January 1994 until joining the Company, Mr. Shore was a marketing associate with Sysco Food Services South Florida, a food and restaurant products distributor, and, in such capacity, exclusively serviced Roadhouse Grill restaurants. Since 1979, Mr. Shore and his wife have owned part of and operated Marino's Italian Restaurant in Fort Lauderdale, Florida.

   KIM A. DONOVAN. Ms. Donovan has served as Director of Marketing of the Company since January 1996. Ms. Donovan joined the Company in March 1995 as Marketing Assistant. From August 1993 until joining the Company, Ms. Donovan served as Marketing Coordinator for Brothers Gourmet Coffees. From November 1990 to October 1994, Ms. Donovan operated her own retail bakery and concession business. From 1988 to October 1990, Ms. Donovan was a senior consultant with Abbington Associates, Ltd., a restaurant and hospitality recruiting firm serving the Boston area. From 1986 to 1988, Ms. Donovan served in various capacities, including store manager and corporate trainer, for Au Bon Pain, Inc.


   DR. CHRISTIAN F. HORN. Dr. Horn has served as a director of the Company since January 1994 and as Chairman of the Board since August 1996. Since 1990, Dr. Horn has been the Managing Partner of Horn Venture Partners II, L.P., a General Partner of Cupertino Ventures Partnership III, L.P. (formerly known as Grace Ventures Partnership III, L.P.) ("Cupertino"), which is a shareholder of the Company. From 1982 until December 1995, Dr. Horn was also President of Grace Ventures Corp., which had been a General Partner of Grace Ventures Partnership III, L.P. Dr. Horn is a director of Buffets, Inc., a buffet-style restaurant chain, a subsidiary of which operates Roadhouse Grill restaurants in Gresham, Oregon and San Diego, California pursuant to licensing arrangements with the Company.

   TAN KIM POH. Mr. Tan has served as a director of the Company since May 1995. Since 1991, Mr. Tan has served as Group Executive Director of Berjaya Berhad. Mr. Tan has also served as a director of the following companies since the indicated dates: Berjaya Industrial Berhad, since May 1990; Berjaya Prudential Assurance Berhad, since March 1992; Berjaya Capital Berhad, since March 1995; Topgroup Holdings Berhard, since January 1995; UNZA Holdings Berhad, since January 1995; Berjaya Holdings (H.K.) Ltd., since July 1993; Rossmont Plc, since September 1994; STM Wireless, Inc., since October 1994; and Carlovers Carwash Ltd., since December 1994.

   PHILLIP FRIEDMAN. Mr. Friedman has served as a director of the Company since October 1996. Since January 1996, Mr. Friedman has served as President of Panda Management, Inc. In addition, since June 1986, Mr. Friedman has served as the President of P. Friedman & Associates, Inc., a business planning and management consulting firm. Mr. Friedman is also a director of Eateries, Inc.; T.J. Cinnamons, Inc.; and P&E Production Technology Management, Inc. On occasion, Mr. Friedman has taken interim advisory positions with his clients; these positions have included: Advisor to the President of Roy Rogers Restaurants (1993), Chief Financial Officer for Service America Corporation (1990) and Executive Vice President for Sutton Place Gourmet (1988). From 1984 to 1986, Mr. Friedman was Vice President, Finance, Administration and Senior Planning Associate of Cini-Little International, Inc. Prior to that, he was Vice President of Planning and Vice President, Big Boy Franchising for Marriott Corporation. Mr. Friedman held similar executive positions with Chi-Chi's, Inc. and Pepsico's Pizza Hut division.

   All executive officers of the Company are elected annually by, and serve at the discretion of, the Board of Directors. Directors are elected annually by the Company's shareholders and serve until their successors are elected and qualified. The Company intends to add one director not affiliated with the Company within 90 days after completion of the Offering.


DIRECTORS COMPENSATION


   During Fiscal 1995, the Company reimbursed its non-employee directors for out-of-pocket expenses incurred in connection with attendance at board meetings. Following completion of the Offering, the Company intends to pay its non-employee directors a fee for each board and committee meeting attended, as well as out-of-pocket expenses.


EXECUTIVE COMPENSATION

   SUMMARY COMPENSATION TABLE. The table below sets forth certain information concerning the compensation received during Fiscal 1995 by the Company's Chief Executive Officer. No other employee of the Company received compensation of $100,000 or more during Fiscal 1995.

                          SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION(1)
                                            ----------------------
NAME AND PRINCIPAL POSITION                 SALARY ($)   BONUS ($)   ALL OTHER COMPENSATION($)
---------------------------                 ----------   ---------   -------------------------
John D. Toole III                                                            --
  President & Chief Executive Officer ....   $120,000     $34,566

----------
(1) The aggregate amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Company's Chief Executive Officer and has therefore been omitted.

   OPTION GRANTS, AGGREGATED OPTION TABLE. No stock options were granted to the Company's Chief Executive Officer during Fiscal 1995. The table below sets forth certain information with respect to options exercised during, and options held at the end of, Fiscal 1995 by the Company's Chief Executive Officer. All of such options were issued outside of the Option Plan. All of such options that were held at the end of Fiscal 1995 are currently exercisable.


        AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                                               VALUE OF
                                                          NUMBER OF           UNEXERCISED
                                                       SHARES SUBJECT        IN-THE-MONEY
                         SHARES                        TO UNEXERCISED         OPTIONS AT
                       ACQUIRED ON       VALUE           OPTIONS AT          END OF FISCAL
NAME                    EXERCISE      REALIZED(1)    END OF FISCAL 1995         1995(2)
----                 --------------  -------------   -------------------  -------------------
John D. Toole III        118,518       $1,084,443          166,667             $550,000

----------
(1) The value shown is based on management's estimate of the fair market value of the Common Stock at the date of exercise of $3.20 per share.

(2) All options are options to purchase Common Stock of Roadhouse Grill, Inc. As there is no existing public market for the Common Stock, the value shown is based on management's estimate of the fair market value of the Common Stock at the end of Fiscal 1995 of $3.60 per share.


1994 STOCK OPTION PLAN


   The Company's 1994 Stock Option Plan was adopted effective February 14, 1994. The 1994 Stock Option Plan provides for grants of nonqualified stock options to Company employees and to non-employee officers, directors and consultants of the Company. The 1994 Stock Option Plan is administered by the Stock Option Committee. A maximum of 216,667 shares of Common Stock may be issued pursuant to the 1994 Stock Option Plan. As of the date hereof, options to purchase 181,103 shares were outstanding under the 1994 Stock Option Plan at a weighted-average exercise price of $9.60 per share. All of the options granted to date under the 1994 Stock Option Plan vest over a three year period from the date of grant, subject to the acceleration of vesting upon a change of control of the Company.

   The term of options is as determined by the Stock Option Committee but in any event may not exceed ten years from the date of grant. The exercise price may be paid in cash, property (including Common Stock) or a combination of both cash and property.

   In addition to options that have been granted under the 1994 Stock Option Plan, the company has granted an option outside of the 1994 Stock Option Plan to J. David Toole, III pursuant to which Mr. Toole may acquire up to 166,667 shares of the Company's Common Stock. Such options may be exercised at a price of $7.50 per share and have an expiration date of January 31, 2010.


INDEMNIFICATION OF OFFICERS AND DIRECTORS

   Pursuant to the Company's Articles of Incorporation and Bylaws, the company is obligated to indemnify each of its directors and officers to the fullest extent permitted by Florida law with respect to all liability and loss suffered, and reasonable expense incurred, by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company is also obligated to pay the reasonable expenses of indemnified directors or officers in defending such proceedings if the indemnified party agrees to repay all amounts advanced should it be ultimately determined that such person is not entitled to indemnification.

   The Company maintains an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of the Company for a wrongful act for which they may become legally obligated to pay or for which the Company is required to indemnify its directors or officers.


EMPLOYMENT AGREEMENT

   The Company and John David Toole, III have entered into an employment agreement providing for Mr. Toole's employment as President of the Company through September 30, 1997. The agreement provides for an annual base salary of $120,000 and an annual bonus based on performance of the Company and certain of the Company's restaurants. The agreement provides that Mr. Toole will not compete with the Company for three years after termination of his employment. The Company and Mr. Toole are currently negotiating the terms of an amended employment agreement which would extend the term of Mr. Toole's employment through December 31, 1999, increase Mr. Toole's annual base salary to $200,000 and modify the terms of Mr. Toole's annual bonus. Under the amended agreement, Mr. Toole would be entitled to an annual bonus of $100,000, payable within ninety days after Fiscal 1996 and after each fiscal year of the Company if the Company's net income before taxes for such fiscal year exceeded the net income before taxes for the preceeding fiscal year. In addition, the amended agreement would provide for the grant of certain options to purchase Common Stock to Mr. Toole on an annual basis.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During Fiscal 1995, the Company had no Compensation Committee or other committee of the Board of Directors performing similar functions. Decisions concerning the compensation of executive officers were made by the full Board of Directors. In January 1996, the Board of Directors established a Compensation Committee.


   In Fiscal 1995, the Company obtained loans in the aggregate amount of approximately $2.5 million from John Y. Brown, Jr. During Fiscal 1995, Mr. Brown was the former chairman of the board of

Directors of the company and was a shareholder. In January 1996, these loans were consolidated and extended under the Company's unsecured promissory note dated January 15, 1996, in the principal amount of $2.5 million, bearing interest at 8.5% per annum, the principal of and accrued interest on which are due and payable in full upon the closing, and from the proceeds, of the Offering. The funds obtained by the Company from such loan were used to finance the opening of new restaurants. The loan was initially unsecured but in July 1996 was cross-collateralized by the lien granted on the additional $1.5 million loan described in the next paragraph.

   In July 1996, the company borrowed an additional $1.5 million from Mr. Brown under the Company's secured promissory note dated July 12, 1996, bearing interest at 8.5% per annum, the principal of and accrued interest on which were paid on August 19, 1996 from a portion of the proceeds of the Company's $2.0 million loan from Berjaya described below. The loan, the proceeds of which were used to finance the opening of new restaurants, was secured by a lien on all of the furniture, fixtures and equipment located in the Company's restaurants on July 12, 1996 that had not been previously pledged to a third party. Following the repayment of this loan, the Company in September 1996 obtained a new loan from Mr. Brown in the amount of $1.5 million, which was secured by the same collateral as the July 1996 note and which is evidenced by the Company's promissory note dated September 5, 1996, bearing interest at 5.0% per annum and payable in full upon the closing of the Offering. The proceeds of this loan were used for general corporate purposes, including opening new restaurants.

   In July 1996, the Company borrowed $500,000 from Cupertino, a shareholder of the Company, under the Company's unsecured promissory note dated July 15, 1996, bearing interest at 8.5% per annum, the principal of and accrued interest on which were paid on August 19, 1996. The proceeds of this loan were used to finance the opening of new restaurants. Dr. Christian F. Horn, the Chairman of the Board of Directors of the Company, is the Managing Partner of Horn Ventures Partners II, L.P., which is a General Partner of Cupertino.

   In August 1996, the Company borrowed $2.0 million from Berjaya, its principal shareholder, under an unsecured promissory note dated August 16, 1996, bearing interest at 8.5% per annum, the principal of and accrued interest on which are due and payable in full upon the closing of the Offering. The proceeds of this loan were used to repay the July 1996 $1.5 million loan from Mr. Brown and the $500,000 loan from Cupertino described above. In September 1996, the Company borrowed $3.0 million from Berjaya, its principal shareholder, under an unsecured promissory note dated September 27, 1996, bearing interest at 8.5% per annum, the principal of and accrued interest on which are due and payable in full upon the closing of the offering. The proceeds of this loan were used for general corporate purposes, including opening new restaurants. Tan Kim Poh, a director of the Company, is Group Executive Director of Berjaya Berhad, which directly or indirectly owns Berjaya.


   Berjaya directly or indirectly owns Roadhouse Grill Hong Kong and Roadhouse Grill Asia. In January 1996, the Company entered into a Master Development Agreement with Roadhouse Grill Hong Kong which provides for the development and franchising of Roadhouse Grill restaurants in Hong Kong. Under the agreement, Roadhouse Grill Hong Kong is not required to develop any specific number of restaurants in Hong Kong, but any restaurants that it develops are credited against the development obligations of Roadhouse Grill Asia under Roadhouse Grill Asia's Master Development Agreement with the Company. Roadhouse Grill Hong Kong is not required to pay any franchise or reservation fee for restaurants that it develops, but it is responsible for paying or reimbursing approved expenses incurred by the Company in connection with the opening of each restaurant. In addition, Roadhouse Grill Hong Kong is required to pay a royalty in connection with the operation of each of its restaurants in the amount of 2.0% of gross sales for each restaurant's first three years of operation and 3.0% thereafter. Under certain circumstances, Roadhouse Grill Hong Kong or the Company may grant franchises to third parties in Hong Kong. In that event, the Company is entitled to receive 50% of any franchise and reservation fees and 50% of any royalty fee payable by the third party franchisee, subject to limitations on the amounts payable to the Company of $10,000 per restaurant in the case of franchise and reservations fees and 2.5% of gross sales in the case of royalty fees.

   In January 1996, the company also entered into a Master Development Agreement with Roadhouse Grill Asia, which covers countries in Asia and the Pacific Rim (other than Hong Kong), including, but not limited to, Australia, China, India, Indonesia, Japan, Malaysia, New Zealand, North Korea, South Korea, The Philippines and Thailand. Under the agreement, Roadhouse Grill Asia is required to open and maintain at least 30 Roadhouse Grill Restaurants during the first ten years of the term of the agreement, with a minimum of two restaurants to be developed each year. Under certain circumstances, Roadhouse Grill Asia or the Company may grant franchises to third parties in the territory. The fee arrangements under the agreement are substantially the same as those under the agreement between the Company and Roadhouse Grill Hong Kong. See "Certain Transactions."

   The obligations of the original tenant, New York Roasters, Inc., Under the leases for the sites covering the Company's two restaurants in Buffalo, New York were assumed by the Company in December 1995. At the time of such assumptions, Mr. Brown was Chairman of the Board of Directors of the Company and also President of Roasters Corp. New York Roasters, Inc. was a former franchisee of Roasters Corp. Except for the franchise relationship, neither Mr. Brown nor Roasters Corp. had, or currently has, any financial or other interest in New York Roasters, Inc.


   Dr. Christian F. Horn, the Chairman of the Board of Directors of fhe Company, is a director of Buffets, Inc. A subsidiary of Buffets, Inc. is the licensee of the Company in the operation of Roadhouse Grill restaurants in Gresham, Oregon and San Diego, California, and is presently negotiating with the Company for the development of additional Roadhouse Grill restaurants. See "Business--Franchising--Domestic Franchising."


                             CERTAIN TRANSACTIONS

   For a description of certain transactions between the Company and certain of its affiliates, see "Mmanagement--Compensation Committee Interlocks and Insider Participation."

                            PRINCIPAL SHAREHOLDERS


   The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of October 1, 1996, and as adjusted to reflect the sale of the Common Stock offered hereby, with respect to (i) each person known by the Company to own beneficially more than 5% of the Common Stock; (ii) the Chief Executive Officer and each of the directors of the Company; and (iii) all directors and executive officers of the Company as a group. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.

                                                   COMMON STOCK
                                                   BENEFICIALLY       PERCENT OF CLASS    PERCENT OF CLASS
NAME                                                 OWNED(1)         PRIOR TO OFFERING    AFTER OFFERING
----                                           --------------------  ------------------   -----------------
John D. Toole III (2) .........................        308,334               4.5%                3.3%
Tan Kim Poh (3)(4) ............................      5,247,385              78.7                57.2
Dr. Christian F. Horn (5)(6) ..................        553,334               8.3                 6.0
Phillip Friedman ..............................              0                --                  --
Berjaya Group (Cayman) Limited (4) ............      5,242,385              78.6                57.2
Cupertino Ventures Partnership III, L.P. (6) ..        533,334               8.0                 5.8
Ayman Sabi (7)(8) .............................        669,999              10.0                 7.3
Banque Scandinave En Suisse (8) ...............        333,333               5.0                  *
All executive officers and directors
  as a group (seven persons)(2)(3)(5)(9) ......      6,126,608              91.7                66.7

----------
 *  Less than 1%

(1) Adjusted to reflect the conversion of the Initial Preferred Stock into shares of Common Stock.

(2) Includes 166,667 shares subject to options beneficially owned by Mr. Toole that are exercisable within 60 days after the date of this Prospectus.

(3) Includes (i) 5,000 shares subject to options beneficially owned by Mr. Tan that are exercisable within 60 days after the date of this Prospectus and (ii) 5,242,385 shares beneficially owned by Berjaya. As Group Executive Director of Berjaya Berhad, the owner of 100% of the outstanding shares of Berjaya, Mr. Tan may be deemed to be the beneficial owner of all of the shares owned by Berjaya in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Mr. Tan disclaims beneficial ownership of the shares beneficially owned by Berjaya.

(4) The address for Mr. Tan and Berjaya is Level 16, Shahzan Prudential Tower, 30 Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia.

(5) Includes (i) 3,333 shares subject to options beneficially owned by Dr. Horn that are exercisable within 60 days after the date of this Prospectus and (ii) 533,334 shares beneficially owned by Cupertino. As the Managing Partner of Horn Venture Partners II, L.P., a general partner of Cupertino, Dr. Horn may be deemed to be the beneficial owner of all of the shares owned by Cupertino in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(6) The address for Dr. Horn and Cupertino is 20300 Stevens Creek Blvd., Suite 330, Cupertino, California 95014.

(7) Mr. Sabi owns no shares of record. The number above represents (i) 136,666 shares beneficially owned by Arab Multinational Investment; (ii) 333,333 shares beneficially owned by Banque Scandinave En Suisse and
    (iii) 200,000 shares beneficially owned by Societe Financiere Privee. As agent for these entities, Mr. Sabi may be deemed to be the beneficial owner of all of the shares owned by these entities in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(8) The address for Ayman Sabi and Banque Scandinave En Suisse is c/o Ayman Sabi, 6118 St. Giles Street, Raleigh, North Carolina 27612.

(9) Includes 192,555 shares subject to options that are exercisable within 60 days after the date of this Prospectus.

                         DESCRIPTION OF CAPITAL STOCK


   The Company is authorized to issue 20 million shares of Common Stock, par value $.03 per share, and 10 million shares of Preferred Stock, par value $.01 per share. As of October 1, 1996, the Company had issued and outstanding 4,747,386 shares of Common Stock, 3,422,500 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") and 2,333,350 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock"). As of September 25, 1996, the Company had four holders of record of Common Stock, seven holders of record of Series A Preferred Stock and six holders of record of Series B Preferred Stock, respectively.


COMMON STOCK

   The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Cumulative voting in the election of directors is not permitted and the holders of a majority of the number of outstanding shares of Common Stock are entitled to vote in any election of directors and may elect all of the directors standing for election.

   Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this Offering, will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK


   The Company currently has issued and outstanding an aggregate of 3,422,500 shares of Series A Preferred Stock and 2,333,350 shares of Series B Preferred Stock. Upon the closing of the Offering, all Issued Preferred Stock will be converted automatically into an aggregate of 1,918,616 shares of Common Stock.

   After the Offering, the Company will have authorized 10,000,000 shares of undesignated Preferred Stock, 4,124,975 of which will be available for issuance. The Board of Directors is empowered by the Company's Articles of Incorporation to designate and issue from time to time one or more classes or series of such Preferred Stock without shareholder approval. The Board of Directors may fix and determine the relative rights, preferences and privileges of each class or series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders of any series or class of Preferred Stock preferences, powers and rights, with respect to voting, liquidation or otherwise, senior to the rights of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. The Board of Directors has no present plans to issue any shares of Preferred Stock.


CERTAIN PROVISIONS OF FLORIDA LAW

   Florida law provides that, unless the corporation has elected to opt out of such provisions in its Articles of Incorporation or Bylaws, a public corporation organized under Florida law is subject to certain statutory provisions that may have anti-takeover effects and that require special approvals for certain "affiliated transactions." These provisions, which are contained in the Florida Business Corporation Act, require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" or by a majority of disinterested directors and that voting rights be conferred on "control shares" acquired in specified control share acquisitions generally only to the extent conferred by resolution approved by the shareholders, excluding holders of shares defined as "interested shares." The Company has elected to opt out of the "control-share" acquisition provisions, but has not elected to opt out of the affiliated transactions provisions. In addition, Florida law presently limits the personal liability of a corporate director for monetary damages, except where the director (i) breaches his or her fiduciary duties and (ii) such breach constitutes or includes certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.


RIGHTS OF FIRST REFUSAL

   Berjaya and several other existing shareholders of the Company are entitled to certain rights of first refusal with respect to the issuance of equity securities of the Company, other than shares issued in connection with an underwritten public offering .


REGISTRATION RIGHTS

   In connection with the private placement of its Common Stock and Issued Preferred Stock, the Company has granted certain registration rights to certain holders of its Issued Preferred Stock and Common Stock. The Company will have ongoing obligations with respect to those registration rights. See "Shares Eligible for Future Sale--Registration Rights."

TRADING MARKET AND TRANSFER AGENT

   No established trading market for the Common Stock existed prior to the Offering. An application has been made for the Common Stock to be designated on the Nasdaq National Market under the symbol "GRLL." The transfer agent for the Common Stock is American Stock Transfer & Trust Company, and its address is 40 Wall Street, New York, New York 10005.

                       SHARES ELIGIBLE FOR FUTURE SALE

GENERAL


   Upon completion of the Offering, the Company will have outstanding 9,166,002 shares of Common Stock (assuming no exercise of outstanding options to purchase shares of Common Stock). Of these shares, the 2,500,000 shares of Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except for any of such shares held by "affiliates" (as defined under the Securities Act) of the Company, which may generally only be sold in compliance with the applicable provisions of Rule 144 adopted under the Securities Act ("Rule 144"). The holders of the remaining 6,666,002 shares (the "Restricted Shares") will be entitled to sell their shares in the public securities market only if registered under the Securities Act or if sold in accordance with an applicable exemption from registration, such as Rule 144 or Rule 701 promulgated under the Securities Act.

   In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned Restricted Shares for at least two years is entitled to sell, within any three-month period, up to the number of Restricted Shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 91,660 shares immediately after the Offering); or (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are subject to certain restrictions relating to manner of sale, volume of sales and the availability of current public information about the Company. 4,161,074 of the Restricted Shares will be eligible for sale pursuant to Rule 144, subject to these restrictions, beginning 90 days after the date of this Prospectus, and 2,504,928 shares will become eligible for sale subject to certain restrictions at various times between May 1997 and May 1998.

Further, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months immediately preceding the sale is entitled to sell Restricted Shares pursuant to rule 144(k) without regard to the volume limitations, current public information or manner of sale requirements of Rule 144, provided that at least three years have expired since the later of the date on which the Restricted Shares were acquired from the Company or the date they were acquired from an affiliate of the Company. Currently none of the Restricted Shares are eligible for sale pursuant to Rule 144(k). In addition to the foregoing, affiliates of the Company must comply with the restrictions and requirements of Rule 144 (other than the holding period requirement) in order to sell any Common Stock they own that does not constitute Restricted Shares. See "Risk Factors--Shares Eligible for Future Sale."


   An employee, officer or director of, or consultant to, the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act of 1933, which permits non-affiliates to sell their Rule 701 Shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period requirements, in each cash commencing 90 days after the date of this Prospectus.


   The Company, its officers and directors and shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock or other securities of the Company that are substantially similar to the shares, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or any such substantially similar securities, for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives, except that the Company may issue shares pursuant to the over-allotment option.


   Prior to the Offering, there has been no market for the Common Stock, and there can be no assurance that an active public market will develop or continue after the Offering. Sales of substantial amounts of Common Stock in the public market, or the perception that sales may occur, could adversely affect the prevailing market price of the Common Stock or the ability of the Company to raise capital through a public offering of its equity securities. See "Risk Factors--Absence of Public Market; Price Volatility."

REGISTRATION RIGHTS


   Pursuant to certain registration rights agreements, the holders of the Series A Preferred Stock and the Series B Preferred Stock have certain demand registration rights with respect to the 1,918,616 shares of Common Stock issuable upon conversion of such Series A and B Preferred Stock and certain holders of Common Stock have certain demand registration rights with respect to 4,605,719 shares of Common Stock (collectively, the "Subject Shares"). The demand registration rights, which require the Company to use its best efforts to effect the registration of the Subject Shares under the Securities Acts may be exercised by the holders of at least 50% of the Subject Shares after February 10, 1997, subject to limited exceptions. The Company is obligated to register Subject Shares pursuant to this demand registration right on two occasions only; provided, however, that the Company's obligation is deemed satisfied only when a registration statement covering at least 75% of the Subject Shares has become effective and, if the shares are to be sold in a firm commitment underwritten public offering, all of such shares have been sold pursuant to such offering. Notwithstanding the foregoing, holders of Subject Shares have unlimited demand registration rights to the extent the Company may register Subject Shares on Form S-3 or any successor thereto, provided that the reasonably anticipated aggregate price to the public of the offering would exceed $500,000. The Company also is obligated to offer the holders of Subject Shares the right to register their shares pursuant to certain registration statements filed by the Company.

   The Company has agreed to indemnify the holders of the Subject Shares for certain liabilities under applicable state and federal securities laws in connection with any offering pursuant to the exercise of registration rights. The Company will not indemnify the holders of Subject Shares for any liabilities resulting from information furnished in writing by such holders. Except in certain limited circumstances, the Company is obligated to pay all expenses incidental to a demand registration, excluding underwriters' discounts and commissions.



REGISTRATION STATEMENT RELATING TO 1994 STOCK OPTION PLAN


   The Company has reserved 216,667 shares of Common Stock for issuance under the 1994 Stock Option Plan, and options for an aggregate of 181,103 shares of Common Stock are currently outstanding thereunder. The Company intends to file a registration statement under the Securities Act, covering the shares of Common Stock reserved for issuance under the 1994 Stock Option Plan. Such registration statement is expected to be filed soon after the date of this Prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the contractual restrictions described above. See "Management--1994 Stock Option Plan."

                                 UNDERWRITING

   The Company has entered into a Purchase Agreement (the "Purchase Agreement") with the underwriters listed in the table below (the
"Underwriters"), for whom Piper Jaffray Inc. and Robertson, Stephens & Company LLC are acting as representatives (the "Representatives"). Subject to the terms and conditions set forth in the Purchase Agreement, the Company has agreed to sell to the Underwriters, and each of the Underwriters has severally agreed to purchase, the number of shares of Common Stock set forth opposite each Underwriter's name in the table below.


                                           NUMBER
NAME                                      OF SHARES
----                                    ------------
Piper Jaffray Inc. ...................
Robertson, Stephens & Company LLC ....

                                        ------------
  Total ..............................    2,500,000
                                        ============


   Subject to the terms and conditions of the Purchase Agreement, the Underwriters have agreed to purchase all of the Common Stock being sold pursuant to the Purchase Agreement, if any is purchased (excluding shares covered by the over-allotment option granted therein). In the event of a default by any Underwriter, the Purchase Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated.

   The Representatives have advised the Company that the Underwriters propose to offer the Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession of not more than $     per share.
Additionally, the Underwriters may allow, and such dealers may reallow, a
concession not in excess of $     per share to certain other dealers. After
the Offering, the public offering price and other selling terms may be changed by the Underwriters.


   Of the 2,500,000 shares of Common Stock offered hereby by the Company, up to 250,000 of such shares will be reserved for sale to persons designated by the Company. There can be no assurance that such shares will be purchased by these persons. Shares not so purchased will be reoffered immediately by the Underwriters to the public at the initial public offering price.

   The Company has granted to the Underwriters an option, exercisable by the Representatives within 30 days after the date of the Purchase Agreement, to purchase up to an additional 375,000 shares of Common Stock at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any of such additional shares pursuant to this option, each Underwriter will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Common Stock offered hereby.


   The Representatives have informed the Company that neither they, nor any member of the National Association of Securities Dealers, Inc. (the "NASD") participating in the distribution of the Offering, will make sales of the Common Stock offered hereby to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

   The Offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

   The officers, directors and shareholders of the Company who will beneficially own in the aggregate 6,666,002 shares of Common Stock after the Offering, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock or other securities of the Company that are substantially similar to the shares, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or any such substantially similar securities, owned by them prior to the date of the Prospectus for a period of 180 days after the date of this Prospectus, without the prior written consent of Piper Jaffray Inc. The Company has agreed that it will not, without the Representatives' prior written consent, offer, sell, contract to sell, pledge, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options and warrants granted prior to the date hereof, and may grant additional options under the 1994 Stock Option Plan.


   Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock offered hereby has been determined by negotiation among the Company and the Representatives. Among the factors considered in determining the initial public offering price were prevailing market and economic conditions, the Company's revenue and earnings, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management and the consideration of the above factors in relation to the market valuations of companies in similar businesses. The initial public offering price for the Common Stock should not be considered an indication of the actual value of the Common Stock offered hereby. In addition, there can be no assurance that the Common Stock can be resold at a price equal to or greater than the initial public offering price. See "Risk Factors--Absence of Public Market; Price Volatility."

   The Company has agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

                                LEGAL MATTERS


   The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Ruden, McClosky, Smith, Schuster & Russell, P.A., Fort Lauderdale, Florida. Certain legal matters will be passed upon for the Company by Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by King & Spalding, Atlanta, Georgia. Locke Purnell Rain Harrell (A Professional Corporation) and King & Spalding will rely on Ruden, McClosky, Smith, Schuster & Russell, P.A. with respect to certain matters of Florida law.


                                   EXPERTS

   The Financial Statements and schedules of Roadhouse Grill, Inc. as of December 31, 1995 and for the year then ended included herein and elsewhere in the Registration Statement have been audited and reported upon by KPMG Peat Marwick LLP, independent certified public accountants. Certain financial information for the year ended December 31, 1995 in the table under "Selected Financial Data" included herein and in the Registration Statement has been derived from financial statements audited by KPMG Peat Marwick LLP and has been reported upon by KPMG Peat Marwick LLP to the extent set forth in their report. Such Financial Statements, schedules, and seleted financial data have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Roadhouse Grill, Inc. as of January 1, 1995 and for the year then ended included in this registration statement have been audited and reported upon by Coopers & Lybrand L.L.P., independent certified public accountants. Certain financial information as of and for the year ended January 1, 1995, in the table under "Selected Financial Data" included in this registration statement has been derived from financial statements audited by Coopers & Lybrand L.L.P. and has been reported upon by Coopers & Lybrand L.L.P. to the extent set forth in their report. Such financial statements and selected financial data have been included in this registration statement in reliance upon the report of Coopers & Lybrand L.L.P., given on the authority of that firm as experts in accounting and auditing.

   The Financial Statements of the Company for and as of the end of Fiscal 1993 appearing in this Prospectus and Registration Statement have been audited by Stark & Bennett, P.A., independent auditors, and the statement of operations data and balance sheet data under the heading "Selected Financial Data" for and as of the end of Fiscal 1993 appearing in this Prospectus and Registration Statement have been derived from the Financial Statements of the Company audited by Stark & Bennett, P.A., as set forth in their report thereon appearing elsewhere herein. Such Financial Statements and statement of operations data and balance sheet data are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                            AVAILABLE INFORMATION

   The Company has filed a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with the Commission in Washington, D.C., with respect to the shares of Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and exhibits and schedules contained therein, which may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of which may be obtained from the Commission upon payment of the prescribed fees. The summaries contained in this Prospectus concerning information included in the Registration Statement, or in any exhibit or schedule thereto, are qualified in their entirety by reference to such information, exhibit or schedule.

   As a result of the Offering, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports and other information with the Commission. Reports, registration statements, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621 and 7 World Trade Center, Suite 1300, New York, New York 10048, upon payment of the charges prescribed therefor by the Commission. The Commission maintains a web site, located at http://www.sec.gov, that contains reports, proxy and information statements regarding registrants that file electronically with the Commission.

                        INDEX TO FINANCIAL STATEMENTS
                            ROADHOUSE GRILL, INC.

                                                                                              PAGE
                                                                                           ---------
Report of Independent Auditors (KPMG Peat Marwick LLP) ..................................     F-2

Report of Independent Accountants (Coopers & Lybrand L.L.P.) ............................     F-3

Report of Independent Accountants (Stark & Bennett, P.A.) ...............................     F-4

Balance Sheets at January 1, 1995 and December 31, 1995 and June 30, 1996 (Unaudited)  ..     F-5

Statements of Operations for the fiscal years ended January 2, 1994,
  January 1, 1995 and December 31, 1995 and for the
  Twenty-six Week Period Ended July 2, 1995 and June 30, 1996 (Unaudited) ...............     F-6

Statements of Changes in Stockholders' Equity for the fiscal years ended
  January 2, 1994, January 1, 1995, December 31, 1995 and the
  Twenty-six Week Period Ended June 30, 1996 (Unaudited) ................................     F-7

Statements of Cash Flows for the fiscal years ended January 2, 1994,
  January 1, 1995 and December 31, 1995 and for the
  Twenty-six Week Period Ended July 2, 1995 and June 30, 1996 (Unaudited) ...............     F-8

Notes to Financial Statements ...........................................................     F-9

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Roadhouse Grill, Inc.:

We have audited the accompanying balance sheet of Roadhouse Grill, Inc. as of December 31, 1995 and the related statements of operations, stockholders' equity and cash flows for the fiscal year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Roadhouse Grill, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the fiscal year then ended in conformity with generally accepted accounting principles.

In our opinion, the information set forth in the selected financial data for the year ended December 31, 1995, appearing on page 13, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived. The selected financial data for the fiscal years ended January 2, 1994 and January 1, 1995 were derived from financial statements not audited by us and accordingly, we do not express an opinion on such selected financial data.

KPMG Peat Marwick LLP

June 28, 1996, except as to
  notes 1(n), 9 and 10, which
  are as of October 9, 1996

Miami, Florida

                      REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Roadhouse Grill, Inc.

   We have audited the accompanying balance sheet of Roadhouse Grill, Inc. as of January 1, 1995, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Roadhouse Grill, Inc. as of January 1, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

   In our opinion, the information set forth in the selected financial data as of and for the year ended January 1, 1995, appearing on page 13, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

Coopers & Lybrand L.L.P.

Miami, Florida
March 10, 1995, except as to
  notes 1(n), 9 and 10, which
  are as of October 9, 1996

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Roadhouse Grill, Inc.
Davie, Florida

   We have audited the accompanying balance sheet of Roadhouse Grill, Inc. as of January 2, 1994 and the related statements of income (loss) and changes in stockholders' equity (deficiency) for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Roadhouse Grill, Inc. as of January 2, 1994, and the results of its operations for the year then ended in conformity with generally accepted accounting principles.

   In our opinion, the information set forth in the selected financial data for the year ended January 2, 1994, appearing on page 13, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived. The selected financial data for the fiscal years ended January 1, 1995 and December 31, 1995 were derived from financial statements not audited by us and accordingly, we do not express an opinion on such selected financial data.

                                          Stark & Bennett, P.A.

May 27, 1994, except as to
  notes 1(n) and 9, which
  are as of October 9, 1996

                            ROADHOUSE GRILL, INC.

                                BALANCE SHEETS

     JANUARY 1, 1995 AND DECEMBER 31, 1995 AND JUNE 30, 1996 (UNAUDITED)

                                                                           JANUARY 1,      DECEMBER 31,       JUNE 30,
                                                                              1995             1995             1996
                                                                        ---------------  ---------------   --------------
                                                                                                            (UNAUDITED)
                                ASSETS
Current assets:
 Cash and cash equivalents ...........................................    $  7,734,493     $  2,805,043     $   277,325
 Accounts receivable .................................................        253,694          119,826          217,835
 Due from affiliates .................................................        572,064          155,263          194,349
 Inventory ...........................................................        104,977          405,585          619,327
 Current portion of note receivable ..................................             --          76,407           73,639
 Pre-opening costs, net ..............................................         65,697          316,638          875,356
 Prepaid expenses ....................................................        155,661          241,003          517,425
                                                                        ---------------  ---------------   --------------
   Total current assets ..............................................      8,886,586        4,119,765        2,775,256
Note receivable ......................................................             --          265,128          233,563
Property and equipment, net ..........................................     16,439,238       35,844,784       44,246,438
Intangible assets, net of accumulated amortization of $28,366 and $59,226 at December 31, 1995 and June 30, 1996
  (unaudited) respectively ...........................................             --          886,594          859,840
Other assets .........................................................         64,181        1,024,449        1,385,165
Investment in affiliates .............................................       (547,117)          60,510          173,297
                                                                        ---------------  ---------------   --------------
   Total assets ......................................................    $24,842,888      $42,201,230      $49,673,559
                                                                        ===============  ===============   ==============
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ....................................................    $    599,925     $ 1,831,950      $ 2,463,514
 Accrued expenses ....................................................        473,648        2,299,498        3,220,214
 Due to related parties ..............................................             --        6,615,000        3,100,000
 Current portion of long term debt ...................................        403,685          695,078          797,886
 Current portion of capitalized lease obligations ....................             --          238,560          260,553
                                                                        ---------------  ---------------   --------------
   Total current liabilities .........................................      1,477,258       11,680,086        9,842,167
Long-term debt .......................................................      4,454,638        6,014,268        7,065,531
Capitalized lease obligations ........................................      1,271,727        4,245,391        4,152,997
                                                                        ---------------  ---------------   --------------
   Total liabilities .................................................      7,203,623       21,939,745       21,060,695
Shareholders' equity:
 Preferred stock $.01 par value. Authorized 10,000,000 shares;
   issued and outstanding Series A--3,525,000,
   3,525,000, and 3,422,500 shares, respectively .....................         35,250           35,250           34,225
  Series B--2,350,025, 2,350,025, and 2,333,350 shares, respectively           23,500           23,500           23,333
 Common stock $.03 par value. Authorized 30,000,000 shares;
   issued and outstanding 3,181,482, 3,920,624 and 4,747,386,
   respectively ......................................................         95,444          117,618          142,421
 Additional paid-in capital ..........................................     20,717,368       26,807,318       35,303,507
 Accumulated deficit .................................................     (3,232,297)      (6,722,201)      (6,890,622)
                                                                        ---------------  ---------------   --------------
   Total shareholders' equity ........................................     17,639,265       20,261,485       28,612,864
Commitments and contingencies (note 13) ..............................             --               --               --
                                                                        ---------------  ---------------   --------------
   Total liabilities and shareholders' equity ........................    $ 24,842,888     $ 42,201,230     $49,673,559
                                                                        ===============  ===============   ==============

               See accompanying notes to financial statements.

                            ROADHOUSE GRILL, INC.

                           STATEMENTS OF OPERATIONS

FOR THE FISCAL YEARS ENDED JANUARY 2, 1994, JANUARY 1, 1995 AND DECEMBER 31, 1995
    AND FOR THE 26 WEEKS ENDED JULY 2, 1995 AND JUNE 30, 1996 (UNAUDITED)

                                                               FISCAL YEAR                             26 WEEKS ENDED
                                             -----------------------------------------------   ------------------------------
                                                                                                  JULY 2,         JUNE 30,
                                                  1993            1994             1995             1995            1996
                                             -------------  ---------------   --------------   --------------  --------------
                                                                                                         (UNAUDITED)
Total revenues ............................    $3,465,663     $11,389,060       $34,275,496     $13,772,593      $27,633,047
Cost of restaurant sales:
   Food and beverage ......................     1,470,957       4,085,246        12,084,134       4,935,593        9,363,962
 Labor and benefits .......................       987,952       4,606,156        12,019,723       4,889,378        8,626,993
 Occupancy and other ......................     1,218,900       2,318,014         8,710,597       3,058,036        5,829,113
                                             -------------  ---------------   ---------------  --------------  --------------
 Total cost of restaurant sales ...........     3,677,809      11,009,416        32,814,454      12,883,007       23,820,068
Depreciation and amortization .............        47,103         414,912         1,662,650         555,074        1,352,594
General and administrative ................       280,418       1,913,446         3,327,680       1,140,177        2,315,692
                                             -------------  ---------------   ---------------  --------------  --------------
   Total operating expenses ...............     4,005,330      13,337,774        37,804,784      14,578,258       27,488,354
                                             -------------  ---------------   ---------------  --------------  --------------
 Operating income (loss) ..................      (539,667)     (1,948,714)       (3,529,288)       (805,665)         144,693
Other income (expense):
 Interest expense, net ....................       (40,190)       (179,803)         (404,009)        (86,126)        (554,818)
 Equity in net income (loss) of affiliates       (136,035)       (411,081)          284,241         198,444          112,787
 Other, net ...............................         2,868          20,325           159,152          60,892          128,917
                                             -------------  ---------------   ---------------  --------------  --------------
   Total other income (expense) ...........      (173,357)       (570,559)           39,384         173,210         (313,114)
                                             -------------  ---------------   ---------------  --------------  --------------
   Net loss ...............................    $ (713,024)    $(2,519,273)      $(3,489,904)    $  (632,455)     $  (168,421)
                                             =============  ===============   ===============  ==============  ==============
Net loss per common share .................         (0.34)          (1.16)            (1.02)          (0.20)           (0.04)
                                             =============  ===============   ===============  ==============  ==============
Weighted average common shares and share
  equivalents outstanding .................     2,077,751       2,171,175         3,420,132       3,195,328        4,143,931
                                             =============  ===============   ===============  ==============  ==============
Pro forma net loss per common share  ......                                           (0.65)                           (0.03)
                                                                              ===============                  ==============
Pro forma weighted average common shares
  and share equivalents outstanding .......                                       5,378,474                        6,089,394
                                                                              ===============                  ==============

               See accompanying notes to financial statements.

                            ROADHOUSE GRILL, INC.

                STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE FISCAL YEARS ENDED JANUARY 2, 1994, JANUARY 1, 1995, DECEMBER 31, 1995
               AND THE 26 WEEKS ENDED JUNE 30, 1996 (UNAUDITED)

                                            COMMON STOCK             PREFERRED STOCK
                                     -------------------------   ------------------------
                                        SHARES        AMOUNT        SHARES       AMOUNT
                                     ------------  -----------   ------------  ----------
Balance at inception ..............           --     $     --            --     $    --
 Issuance of common stock .........          167          500            --          --
 Net loss .........................           --           --            --          --
                                     ------------  -----------   ------------  ----------
Balance, January 2, 1994 ..........          167     $    500            --     $    --
 Change in par value ..............           --         (495)           --          --
 Stock split ......................    2,147,982       64,439            --          --
 Issuance of:
     Common Stock .................    1,033,333       31,000            --          --
  Preferred stock--Series A  ......           --           --     3,525,000      35,250
  Preferred stock--Series B  ......           --           --     2,350,025      23,500
 Net loss .........................           --           --            --          --
                                     ------------  -----------   ------------  ----------
Balance January 1, 1995 ...........    3,181,482     $ 95,444     5,875,025     $58,750
                                     ------------  -----------   ------------  ----------
 Issuance of common stock .........      620,624       18,618            --          --
 Stock options exercised ..........      118,518        3,556            --          --
 Stock options outstanding ........           --           --            --          --
 Deferred compensation ............           --           --            --          --
 Net loss .........................           --           --            --          --
                                     ------------  -----------   ------------  ----------
Balance December 31, 1995 .........    3,920,624     $117,618     5,875,025     $58,750
                                     ------------  -----------   ------------  ----------
 Issuance of common stock
   (unaudited) ....................      787,037       23,611            --          --
 Conversion of Series A to common
   stock (unaudited) ..............       34,167        1,025      (102,500)     (1,025)
 Conversion of Series B to common
   stock (unaudited) ..............        5,558          167       (16,675)       (167)
 Deferred compensation (unaudited)            --           --            --          --
 Net loss (unaudited) .............           --           --            --          --
                                     ------------  -----------   ------------  ----------
Balance June 30, 1996 (unaudited)      4,747,386     $142,421     5,755,850     $57,558
                                     ============  ===========   ============  ==========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                       ADDITIONAL
                                         PAID-IN       ACCUMULATED
                                         CAPITAL         DEFICIT           TOTAL
                                     --------------  ---------------   --------------
Balance at inception ..............    $        --     $        --      $        --
 Issuance of common stock .........        100,000              --          100,500
 Net loss .........................             --        (713,024)        (713,024)
                                     --------------  ---------------   --------------
Balance, January 2, 1994 ..........    $   100,000     $  (713,024)     $  (612,524)
 Change in par value ..............            495              --               --
 Stock split ......................        (64,439)             --               --
 Issuance of:
     Common Stock .................      9,577,500              --        9,608,500
  Preferred stock--Series A  ......      5,252,250              --        5,287,500
  Preferred stock--Series B  ......      5,851,562              --        5,875,062
 Net loss .........................             --      (2,519,273)      (2,519,273)
                                     --------------  ---------------   --------------
Balance January 1, 1995 ...........    $20,717,368     $(3,232,297)     $17,639,265
                                     --------------  ---------------   --------------
 Issuance of common stock .........      6,000,573              --        6,019,191
 Stock options exercised ..........         49,777              --           53,333
 Stock options outstanding ........        118,800              --          118,800
 Deferred compensation ............        (79,200)             --          (79,200)
 Net loss .........................             --      (3,489,904)      (3,489,904)
                                     --------------  ---------------   --------------
Balance December 31, 1995 .........    $26,807,318     $(6,722,201)     $20,261,485
                                     --------------  ---------------   --------------
 Issuance of common stock
   (unaudited) ....................      8,476,389              --        8,500,000
 Conversion of Series A to common
   stock (unaudited) ..............             --              --               --
 Conversion of Series B to common
   stock (unaudited) ..............             --              --               --
 Deferred compensation (unaudited)          19,800                           19,800
 Net loss (unaudited) .............             --        (168,421)        (168,421)
                                     --------------  ---------------   --------------
Balance June 30, 1996 (unaudited)      $35,303,507     $(6,890,622)     $28,612,864
                                     ==============  ===============   ==============

               See accompanying notes to financial statements.

                            ROADHOUSE GRILL, INC.

                           STATEMENTS OF CASH FLOWS

FOR THE FISCAL YEARS ENDED JANUARY 2, 1994, JANUARY 1, 1995 AND DECEMBER 31, 1995
    AND FOR THE 26 WEEKS ENDED JULY 2, 1995 AND JUNE 30, 1996 (UNAUDITED)

                                                  JANUARY 2,       JANUARY 1,      DECEMBER 31,       JULY 2,            JUNE 30,
                                                     1994             1995             1995             1995               1996
                                                --------------  ---------------   ---------------  --------------    --------------
                                                                                                              (UNAUDITED)
Cash flows from operating activities
 Net loss ...................................    $  (713,024)    $ (2,519,273)    $ (3,489,904)    $  (632,455)     $     (168,421)
 Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities:
   Depreciation and amortization ............         47,103          414,912        1,662,650         555,074           1,352,594
   Noncash compensation expense .............             --               --           39,600              --              19,800
   Equity in net income (loss) of affiliate .        136,035          411,081         (284,241)       (198,444)           (112,787)
   Changes in assets and liabilities, net of
    acquisitions of businesses:
    Decrease (increase) in accounts
    receivable ..............................             --         (236,079)         133,868        (205,553)            (98,009)
   Decrease (increase) in other assets ......             --            7,194         (882,068)       (313,744)            (81,869)
   Increase in prepaid expenses .............        (80,486)         (92,629)         (85,342)       (160,082)           (276,422)
   Increase in accounts payable .............        516,228           83,697          911,772         899,706             631,564
   Increase in accrued expenses .............        190,270          283,378        1,760,798           5,609             186,118
   Increase in inventory ....................        (56,361)         (48,777)        (300,608)       (308,003)           (213,742)
   Increase in pre-opening costs ............             --          (65,697)        (250,941)       (169,892)           (558,718)
                                                --------------  ---------------   ---------------  --------------    --------------
    Net cash provided by (used in)
      operating activities ..................         39,765       (1,762,193)        (784,416)       (527,784)            680,108
                                                --------------  ---------------   ---------------  --------------    --------------
Cash flows from investing activities
 Advances to affiliates, net ................       (161,000)        (572,064)          26,031         434,723             (39,086)
 Payments for other assets ..................        (71,375)              --               --              --                  --
 Proceeds from payments on note receivable ..             --               --           49,235              --              34,333
 Proceeds from sale leaseback transactions ..             --               --        1,185,960         469,054             450,000
 Purchases of property and equipment ........     (1,378,507)     (10,112,790)     (14,541,042)     (7,056,636)         (8,834,013)
 Acquisition of restaurants .................             --               --       (3,000,000)     (3,000,000)                 --
                                                --------------  ---------------   ---------------  --------------    --------------
    Net cash used in investing activities ...     (1,610,882)     (10,684,854)     (16,279,816)     (9,152,859)         (8,388,766)
                                                --------------  ---------------   ---------------  --------------    --------------
Cash flows from financing activities
 Increase in cash overdraft .................             --               --               --              --             734,599
 Proceeds from amounts due from related
 parties  ...................................      1,591,172           29,045        6,615,000              --                  --
 Repayments of amounts due to related parties        (29,045)      (1,591,172)              --              --            (135,660)
 Proceeds from long-term debt ...............             --        1,658,078               --              --                  --
 Repayments of long-term debt ...............             --         (664,592)        (407,977)       (129,872)           (303,929)
 Payments on capital lease obligation .......             --         (112,391)        (144,765)        (23,169)           (114,070)
 Proceeds from issuance of common and
   preferred stock ..........................        100,500       20,771,062        6,072,524       4,000,000           5,000,000
                                                --------------  ---------------   ---------------  --------------    --------------
    Net cash provided by financing activities      1,662,627       20,090,030       12,134,782       3,846,959           5,180,940
                                                --------------  ---------------   ---------------  --------------    --------------
Increase (decrease) in cash and cash
 equivalents  ...............................         91,510        7,642,983       (4,929,450)     (5,833,684)         (2,527,718)
                                                --------------  ---------------   ---------------  --------------    --------------
Cash and cash equivalents at beginning of year            --           91,510        7,734,493       7,734,493           2,805,043
                                                --------------  ---------------   ---------------  --------------    --------------
Cash and cash equivalents at end of year ....    $    91,510     $  7,734,493     $  2,805,043     $ 1,900,809       $     277,325
                                                ==============  ===============   ===============  ==============    ==============
Supplementary disclosures:
   Interest paid ..............................  $        --     $    343,703     $    525,276         190,009       $     452,731
                                                ==============  ===============   ===============  ==============    ==============

Noncash investing and financing activities:

 Capital lease obligations and seller financing mortgage agreeements of $1,271,727 and $4,924,458 respectively were entered into in the year ended January 1, 1995.

 During the fiscal year ended December 31, 1995 the Company entered into capital leases for property and equipment in the amount of $4,100,000.

 In addition, the Company entered into mortgage notes payable amounting to approximately $2,000,000 during the fiscal year ended December 31, 1995. The Company assumed $270,000 in debt in connection with the assumption of a lease from a third party.

 During the 26 week period ended June 30, 1996, $3,500,000 of long-term debt was converted to common stock.

 The Company entered into capital lease obligations and seller financing mortgage agreements of $44,000 and $1,458,000, respectively, during the period from January 1, 1996 to April 21, 1996.

               See accompanying notes to financial statements.

                            ROADHOUSE GRILL, INC.

                        NOTES TO FINANCIAL STATEMENTS

          JANUARY 2, 1994, JANUARY 1, 1995 AND DECEMBER 31, 1995 AND
                          JUNE 30, 1996 (UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) BUSINESS

   Roadhouse Grill, Inc. (the "Company") was incorporated under the laws of the state of Florida in 1992. The principal business of the Company is the operation of specialty restaurants located primarily in the state of Florida. The Company has also granted franchises and licenses to operate restaurants under the "Roadhouse Grill" name.

   At December 31, 1995, there were 18 company-owned restaurants open. There were two restaurants operating under franchise agreements and one restaurant operating under a license agreement. In addition, at December 31, 1995, the Company had a 50 percent interest in Kendall Roadhouse Grill, L.C., a limited liability company that owns the Kendall, Florida Roadhouse Grill restaurant ("Kendall"). The Company manages the operations of the Kendall restaurant pursuant to an operating agreement. Under the operating agreement, the Company receives management fees and is allocated its share of the restaurant's profit and losses. The Company previously had a 50 percent interest in North Miami Roadhouse Grill, L.C., a limited liability company that owned the North Miami Roadhouse Grill restaurant ("North Miami"), under a similar arrangement. The remaining interest was acquired by the Company in the first quarter of 1995.

(B) INVESTMENT IN AFFILIATE

   The Company's 50 percent interest in Kendall is accounted for under the equity method. In addition, the Company's 50 percent interest in North Miami was accounted for under the equity method until the Company acquired a 100% interest in that restaurant, which occurred in the first quarter of 1995.

(C) PROPERTY AND EQUIPMENT

   Property and equipment are carried at cost less accumulated depreciation. The cost of restaurants held under capital leases is recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Repairs and maintenance are charged to expense as incurred. Major renewals and betterments which substantially extend the useful life of the property are capitalized and depreciated over the useful life of the asset. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from their respective accounts and any gain or loss is recognized.

   Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Amortization of capitalized lease assets is calculated using the straight-line method over the shorter of the estimated useful life of the leased asset or the lease term.

(D) INTANGIBLES

   Intangibles consist primarily of goodwill recorded as a result of a restaurant acquisition during 1995 (see Note 14) and is being amortized on a straight-line basis over the lease term of the respective restaurant property. The Company evaluates whether changes have occurred that would require

                            ROADHOUSE GRILL, INC.

          JANUARY 2, 1994, JANUARY 1, 1995 AND DECEMBER 31, 1995 AND
                          JUNE 30, 1996 (UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)

revision of the remaining estimated useful life of the assigned goodwill or rendered goodwill not recoverable. If such circumstances arise, the Company uses undiscounted future cash flows to determine whether the goodwill is recoverable. In 1996, the Company adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of," (see Note 1m).

(E) CASH AND CASH EQUIVALENTS

   The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

(F) INVENTORY

   Inventories are valued at the lower of cost (based on first-in, first-out inventory costing) or net realizable value and consist primarily of restaurant food items, beverages and paper supplies.

(G) INCOME TAXES

   Prior to January 1994, the Company had elected to be treated as a S Corporation under the appropriate sections of the Internal Revenue Code and, accordingly, was not subject to federal and state income taxes. Instead, the Company's taxable income or loss and available credits were the responsibility of the Company's shareholders.

   Effective January 1994, the Company terminated its S Corporation status and consequently, became subject to federal and state income taxes. Upon termination of the Company's S Corporation status, the Company adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes," which requires the utilization of the liability method of accounting for deferred income taxes. Under this method, deferred income tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse.

(H) PRE-OPENING COSTS

   Pre-opening costs are costs incurred in the opening of new stores (primarily payroll costs) which are capitalized prior to the opening of a new restaurant and amortized over a one-year period commencing with the first period after the new restaurant opens.

   Deferred costs related to sites subsequently determined to be unsatisfactory, and general site selection costs which cannot be identified with a specific restaurant, are charged to operations.

(I) FISCAL YEAR

   The Company's fiscal year ends on the Sunday nearest December 31.

(J) USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                            ROADHOUSE GRILL, INC.

          JANUARY 2, 1994, JANUARY 1, 1995 AND DECEMBER 31, 1995 AND
                          JUNE 30, 1996 (UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(K) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

   The estimated fair value of financial instruments has been determined based on available information and appropriate valuation methodologies. The carrying amounts of accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of the accounts. The fair value of long-term debt is estimated based on market rates of interest currently available to the Company. The fair value of long-term debt at December 31, 1995 is approximately $6,240,000.

   The fair value of long-term debt approximates carrying value at January 1, 1995.

(L) REVENUE RECOGNITION

   Total revenues include sales at Company-operated restaurants, royalties received from restaurants operating under franchise and license agreements, and fees earned under management agreements.

(M) NEW ACCOUNTING STANDARDS

   In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No.
121), which becomes effective for financial statements for fiscal years beginning after December 15, 1995. The statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangible assets and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangible assets to be disposed of. The Company has adopted SFAS No. 121 and as of January 1, 1996 and June 30, 1996, there is no material impact to the financial position or results of operations of the Company.

   In October 1995, the FASB issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), which becomes effective for financial statements for fiscal years beginning after December 15, 1995. SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The Company is currently accounting for stock-based compensation under APB 25 and has opted to continue accounting for stock-based compensation under this method.

(N) NET LOSS PER COMMON SHARE AND PRO FORMA NET LOSS PER COMMON SHARE

   Net loss per common share for all periods is based on the weighted average number of common shares outstanding plus all common shares, stock options and warrants issued within one year prior to

                            ROADHOUSE GRILL, INC.

          JANUARY 2, 1994, JANUARY 1, 1995 AND DECEMBER 31, 1995 AND
                          JUNE 30, 1996 (UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)

the estimated effective date of the initial public offering. Common stock equivalents prior to such period are included in the determination of loss per share only where such inclusion is dilutive.

   Pro forma net loss per common share includes the conversion of all outstanding preferred shares into common shares in connection with the initial public offering (unaudited).

   On October 9, 1996, the Board of Directors declared a one-for-three reverse stock split (see note 9). All per share data appearing in the financial statements have been retroactively adjusted for the reverse split.

(O) RECLASSIFICATIONS

   Certain prior year balances have been reclassified to conform to the current presentation.

(P) UNAUDITED FINANCIAL STATEMENTS

   The unaudited financial statements for the 26 weeks ended July 2, 1995 and June 30, 1996 include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information set forth herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for an entire fiscal year.

(2) PROPERTY AND EQUIPMENT

   Property and equipment consist of the following at:

                                     JANUARY 1,      DECEMBER 31,       JUNE 30,        ESTIMATED
                                        1995             1995             1996        USEFUL LIVES
                                   --------------  ---------------   --------------  ---------------
Buildings .......................    $ 2,926,801     $10,264,366      $10,831,604       20 years
Land ............................      1,392,391       5,181,900        7,148,945          --
Land held for future development       3,997,315       3,308,069        2,529,095          --
Furniture and equipment .........      2,885,100       8,324,125        9,598,026       3-7 years
Leasehold improvements ..........      2,617,495       8,763,326        9,476,606      7-10 years
                                   --------------  ---------------   --------------  ---------------
                                      13,819,102      35,841,786       39,584,276
Less accumulated depreciation  ..        460,498       2,172,857        3,229,684
                                   --------------  ---------------   --------------
                                      13,358,604      33,668,929       36,354,592
Construction in progress ........      3,080,634       2,175,855        7,891,846
                                   --------------  ---------------   --------------
                                     $16,439,238     $35,844,784      $44,246,438
                                   ==============  ===============   ==============

   Included in property and equipment are buildings under capital lease of $1,190,605 and $4,621,318 at January 1, 1995 and December 31, 1995,
respectively, (see Note 3). The Company capitalized interest cost of approximately $86,400, $273,000 and $114,000 during the periods ended January 1, 1995, December 31, 1995, and June 30, 1996, respectively, with respect to qualifying construction projects.

                            ROADHOUSE GRILL, INC.

          JANUARY 2, 1994, JANUARY 1, 1995 AND DECEMBER 31, 1995 AND
                          JUNE 30, 1996 (UNAUDITED)

(3) CAPITAL LEASES

   The following is a schedule of future minimum lease payments required under capital leases as of December 31, 1995:

    YEAR ENDED DECEMBER 31,
    -----------------------
    1996 .........................................   $  741,230
    1997 .........................................      743,737
    1998 .........................................      753,938
    1999 .........................................      758,127
    2000 .........................................      599,339
    Thereafter ...................................    5,602,467
                                                    ------------
Total minimum lease payments .....................    9,198,838
Less amount representing interest at varying rates
  ranging from 9.5 percent to 13 percent .........    4,714,887
                                                    ------------
                                                      4,483,951
Less current portion .............................      238,560
                                                    ------------
Present value of minimum obligations .............   $4,245,391
                                                    ============

   During the fiscal year ended December 31, 1995, the Company entered into several agreements for the sale and leaseback of restaurant equipment for a period of sixty months at four Company stores, which were recorded as capital leases. The equipment was sold at book value of approximately $1,200,000, and as such, no gain or loss resulted from the transaction.

(4) OPERATING LEASES

   The Company leases the majority of its operating restaurant facilities. The lease terms vary from 5 to 10 years and generally provide for renewal options extending the lease term to 20 years.

   The following is a schedule of future minimum lease payments required under operating leases that have remaining noncancelable lease terms in excess of one year as of December 31, 1995:

    1996 ........................   $  1,297,657
    1997 ........................      1,400,294
    1998 ........................      1,371,115
    1999 ........................      1,238,745
    2000 ........................      1,104,552
    Thereafter ..................      5,044,804
                                   --------------
    Total minimum lease payments     $11,457,167
                                   ==============

                            ROADHOUSE GRILL, INC.

          JANUARY 2, 1994, JANUARY 1, 1995 AND DECEMBER 31, 1995 AND
                          JUNE 30, 1996 (UNAUDITED)

(5) INVESTMENT IN AFFILIATE

   As discussed in Note 1, the Company had a 50 percent interest in Kendall at January 1, 1995 and December 31, 1995. In addition, the Company had a 50 percent interest in North Miami at January 2, 1994 and January 1, 1995. The Company accounted for these investments under the equity method. Summarized balance sheet and income statement information for these investments is as follows:

                                       JANUARY 1,     DECEMBER 31,      JUNE 30,
                                          1995            1995            1996
                                     -------------  ---------------   -------------
SUMMARIZED BALANCE SHEET:
 Current assets ...................    $   59,635      $  117,246      $  317,631
 Property and equipment, net  .....     1,657,445         823,273         795,942
 Other ............................        62,599          27,325          13,035
                                     -------------  ---------------   -------------
   Total assets ...................     1,779,679         967,844       1,126,608
                                     -------------  ---------------   -------------
 Current liabilities ..............     1,992,644         838,160         641,641
 Due to related parties ...........       334,152          79,975         267,226
                                     -------------  ---------------   -------------
   Total liabilities ..............     2,326,796         918,135         908,867
                                     -------------  ---------------   -------------
 Net assets (liabilities) .........    $ (547,117)     $   49,709      $  217,741
                                     =============  ===============   =============
SUMMARIZED STATEMENT OF
OPERATIONS:
 Revenues .........................    $4,901,572      $3,684,177      $1,823,512
                                     -------------  ---------------   -------------
 Operating income (loss) ..........    $  (94,264)     $  403,039      $  253,301
                                     -------------  ---------------   -------------
 Net income (loss) ................    $ (275,046)     $  319,296      $  225,573
                                     -------------  ---------------   -------------

   Under the terms of the operating agreement, profits and losses are allocated 50 percent to each partner and cash distributions are paid 25 percent to the Company and 75 percent to its partner until such time as the partner recovers their investment. Thereafter, the cash distributions are paid 50 percent to each partner. The Company absorbed all of the losses of both affiliates during Fiscal 1994.

(6) MAJOR SUPPLIERS

   For the fiscal year ended December 31, 1995, two suppliers comprised approximately 87 percent of the Company's purchases. Purchases from these suppliers were approximately $11,800,000 for the fiscal year.

(7) DUE TO RELATED PARTIES

   Due to related parties consists principally of $2,500,000 due to a former Chairman of the Board of Directors of the Company and $600,000 due the other 50 percent owner of the Kendall restaurant. The notes bear interest at 8.5 percent and 13 percent, respectively, and the latter requires monthly payments of principal and interest through October 1996. A note payable to Berjaya Group (Cayman) Ltd. ("Berjaya") at December 31, 1995 in the amount of $3,500,000 was converted into common stock in April of 1996. (See Note 9).

                            ROADHOUSE GRILL, INC.

          JANUARY 2, 1994, JANUARY 1, 1995 AND DECEMBER 31, 1995 AND
                          JUNE 30, 1996 (UNAUDITED)

(8) LONG-TERM DEBT

   The Company acquired several properties through seller financing arrangements. These arrangements are collateralized by the properties and bear interest at rates varying from 7 percent to 9 percent. Monthly principal and interest payments are due through December 2004.

   Annual maturities on the mortgage notes payable as of December 31, 1995 are as follows:

    1996 ..................   $  695,078
    1997 ..................      746,179
    1998 ..................      811,066
    1999 ..................      886,794
    2000 ..................      882,573
    Thereafter ............    2,687,656
                             ------------
                               6,709,346
    Less current portion ..      695,078
                             ------------
                              $6,014,268
                             ============

   The carrying amount of assets used as collateral is approximately $9,200,000 and $18,700,000 at January 1, 1995 and December 31, 1995,
respectively.

(9) CAPITAL STOCK

   As of January 2, 1994, the Company's capital structure consisted of 1,000 shares of authorized common stock, with a par value of $1.00 of which 500 shares were issued and outstanding.

   During the fiscal year ended January 1, 1995 the total number of shares of all classes of stock which the Company had authority to issue was amended to 40 million of which 10 million shares are preferred stock having a $0.01 par value per share and 30 million are shares of common stock having a $0.01 par value per share.

   In 1994, the Company declared a stock split whereby 12,888.88 shares of the Company's common stock were issued for each share of common stock issued and outstanding prior to the declaration.

   In April 1996, Berjaya converted the $3,500,000 of debt into shares of common stock at $3.60 per share. In addition, Berjaya purchased an additonal $5,000,000 of shares of common stock at $3.60 per share.

   On October 9, 1996, the Board of Directors approved a one-for-three reverse common stock split, which will be effective prior to the date of the Company's initial public offering. In addition, the Board of Directors approved an increase in the common stock par value from $0.01 to $0.03. The number of shares in the accompanying financial statements have been restated to retroactively reflect the reverse stock split. There are no changes to the Company's common stock and additional paid-in capital accounts as a result of the reverse stock split and par value change.

                            ROADHOUSE GRILL, INC.

          JANUARY 2, 1994, JANUARY 1, 1995 AND DECEMBER 31, 1995 AND
                          JUNE 30, 1996 (UNAUDITED)

(9) CAPITAL STOCK--(CONTINUED)

   Preferred stock consists of the following:

(A) SERIES A SHARES

   The Company issued 3,525,000 shares of the Series A Shares at a purchase price of $1.50 per share for the purpose of expansion and working capital. The Series A Shares have a liquidation value of $1.50 per share plus unpaid declared dividends and are convertible, subject to adjustments, into one share of common stock per Series A Share, at the option of the holder. Dividends are payable at $0.105 per share as adjusted, and when and if declared. Such dividends are noncumulative. The holders of the Series A Shares are entitled to one vote for each share held on an as converted basis and as adjusted. Series A Shares are mandatorily convertible into common shares upon an initial public offering of $10,000,000 or greater.

(B) SERIES B SHARES

   The Company issued 2,350,025 of the 2,366,700 authorized Series B Shares at a purchase price of $2.50 per share for the purpose of expansion and working capital. The Series B Shares have a liquidation value of $2.50 per share plus unpaid declared dividends and rank pari passu with the Series A Shares with respect to any liquidation. The Series B Shares are convertible, subject to adjustments, into one share of common stock per Series B Share at the option of the holder. Dividends are payable at $0.175 per share as adjusted, when and if declared. Such dividends are noncumulative. The holders of the Series B Shares are entitled to one vote for each share held on an as converted basis and as adjusted. Series B Shares are mandatorily convertible into common shares upon an initial public offering of $10,000,000 or greater.

(10) STOCK OPTION PLANS

   During the fiscal year ended January 1, 1995, options were issued to the president and chief executive officer to purchase 355,555 shares of the authorized, but unissued shares of common stock at a purchase price of $.15 per share in connection with the founding of the Company. An additional 500,000 options were issued to the Chief Executive Officer at $2.50 per share during the fiscal year ended January 1, 1995. These options are exercisable at any time prior to January 31, 2010. During the fiscal year ending December 31, 1995, certain of these options were exercised whereby 355,555 shares of common stock were purchased at $0.15 per share.

   A stock option plan was adopted for employees of the Company and members of the board of directors who are not employees, and 250,000 and 650,000 shares of the Company's common stock were reserved for issuance pursuant to such plan at December 31, 1995 and June 30, 1996, respectively. These options are exercisable for a period of ten years after grant. On April 25, 1994, options were issued to a consultant of the Company to purchase 10,000 shares of common stock at a purchase price of $1.50 per share. During the fiscal year ending December 31, 1995, the Company granted options to employees under the stock option plan to purchase 158,000 shares of common stock at $2.50 per share. In addition, the Company granted options to purchase 20,000 shares of common stock to certain directors of the Company at a price of $2.50 per share. In connection with the granting of these options, the Company

                            ROADHOUSE GRILL, INC.

          JANUARY 2, 1994, JANUARY 1, 1995 AND DECEMBER 31, 1995 AND
                          JUNE 30, 1996 (UNAUDITED)

(10) STOCK OPTION PLANS--(CONTINUED)

has recorded $39,600 in compensation expense. In 1996, the Company granted additional options to purchase 355,300 shares of common stock at a price of $3.60 per share. At December 31, 1995 and June 30, 1996, deferred compensation expense amounted to $79,200 and $59,400, respectively, and is included in additional paid-in capital.

   As discussed in note 9, the Board of Directors declared a one-for-three reverse stock split in October 1996. Concurrent with the reverse split, the number of shares issuable upon the exercise of each outstanding option will be adjusted for the one-for-three reverse split and the exercise price of each outstanding option will be adjusted such that the total amount paid upon exercise of the option in full will not change.

(11) INCOME TAXES

   The Company adopted SFAS No. 109, effective January 3, 1994, the date it converted from an S Corporation to a C corporation. The effect of adopting SFAS No. 109 was not significant.

   As a result of the Company's net operating losses for fiscal years ended January 1, 1995 and December 31, 1995, there is no income tax payable.

   The tax effects of the temporary differences comprising deferred tax assets and liabilities are as follows:

                                                                  JANUARY 1,     DECEMBER 31,
                                                                     1995            1995
                                                                -------------  ---------------
Deferred tax assets:
  Net operating loss carryforward ............................    $1,002,000     $ 2,237,000
  Stock options ..............................................            --          44,000
  Less valuation allowance ...................................      (969,000)     (2,230,000)
                                                                -------------  ---------------
                                                                      33,000          51,000
Deferred tax liabilities:
  Property and equipment and pre-opening expenses,
    principally due to differences in depreciation and
    amortization .............................................       (33,000)        (51,000)
                                                                -------------  ---------------
                                                                  $       --     $        --
                                                                =============  ===============

   At January 1, 1995 and December 31, 1995, the Company had no deferred tax assets or liabilities reflected on its financial statements since the net deferred tax assets are completely offset by a valuation allowance. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the level of historical income, scheduled reversal of deferred tax liabilities, and projected future taxable income in making this assessment.

                            ROADHOUSE GRILL, INC.

          JANUARY 2, 1994, JANUARY 1, 1995 AND DECEMBER 31, 1995 AND
                          JUNE 30, 1996 (UNAUDITED)

(11) INCOME TAXES--(CONTINUED)

   At December 31, 1995, the Company has a net operating loss carryforward of $5,945,000 consisting of $2,515,000 and $3,430,000 expiring in varying amounts through 2010 and 2011, respectively.

(12) CONCENTRATIONS OF BUSINESS AND CREDIT RISK

   Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash in bank and investment custodian accounts. At times, the Company maintains cash balances in excess of insured limits. The custodian of the investment account is a major financial institution.

   Approximately 82 percent of the restaurants currently owned and operated by the Company are located in the state of Florida. Consequently, the operations of the Company are affected by fluctuations in the Florida economy. Furthermore, the Company may be affected by changing conditions within the foodservice industry.

(13) COMMITMENTS AND CONTINGENCIES

   The Company is a party to legal proceedings arising in the ordinary course of business, many of which are covered by insurance. In the opinion of management, disposition of these matters will not materially affect the Company's financial condition.

   At June 30, 1996, the Company had 13 restaurants under development. The estimated cost to complete these restaurants and other capital projects in process was approximately $10,600,000 at June 30, 1996.

(14) ACQUISITIONS

   At January 1, 1995, the Company was a 50 percent owner in North Miami Roadhouse Grill, L.C. ("NMRG"), which owned the North Miami, Florida Roadhouse Grill restaurant. In January 1995, the Company acquired the remaining 50 percent interest in NMRG for $800,000. The purchase price was allocated principally to inventory and property and equipment based on the fair value of the assets acquired at the time of acquisition. In connection with the acquisition, the Company also assumed certain liabilities in the amount of $385,000.

   During March 1995, the Company acquired two Roadhouse Grill restaurants from a franchisee for $2.2 million. The purchase price of the restaurants was allocated to property and equipment based on the estimated fair value of the assets at the date of acquisition. Approximately $1,555,000 was allocated to property and equipment as a result of the acquisition. The acquisition generated goodwill of approximately $645,000.

   In August 1996, the Company entered into an agreement to purchase the remaining 50 percent interest in the Kendall Roadhouse Grill, L.C. from the joint venture partner for a purchase price of $2,300,000. If an initial public offering is not completed by the Company by December 31, 1996, either party may terminate the agreement without any further rights or obligations.

                              [INSIDE BACK COVER]


Appendix "B" contains a description of the artwork on inside back cover and the inside back fold-out.

                                  APPENDIX "B"

INSIDE BACK COVER

The inside back cover contains:

     1. A map indicating the location of the Company-owned restaurants and whether they are existing or under construction.

     2.   A letter from Cowboy Jim, the Company's spokesperson, that reads:

                                  HOWDY FOLKS!

          My name is COWBOY JIM and I'm gonna tell you a little story 'bout how the south was won...Won over to the finest steaks, chicken, burgers, ribs and seafood ever served up in these here parts. Of course, the Roadhouse Grill didn't just spring up overnight...it took a lot of good friendly hardworking folks to make up the "house" we call home.

          "Southern hospitality with a smile, there's just no substitute!" That's what my grandaddy used to say.

          So, here at the Roadhouse Grill that's exactly what we believe and if you don't see it, hear it, and feel it, then jump up and say so! 'Cause we pride ourselves on being different.

          Some of our neighbors near and far have tried to move in on our territory, but we both know there's nothing like coming home and there's nobody like the "original" Roadhouse Grill. A lot of folks think we're pretty special round here and you know what? We are 'cause you make us that way!

          So hitch up your family and head down the trail (just follow the peanut shells) 'cause we're settlin' in all over Florida...and the east coast too!

          The Roadhouse Grill...it's an old fashioned steak house and good time saloon. It's a simple saying with delicious tastes. Built for steaks, good food and friendly folks!

          Enjoy your stay with us and we hope to see you again real soon!


                                        /s/ Cowboy Jim
                                        --------------


     3. A quarter page photograph of the outside of the Winter Park, Florida Roadhouse Grill restaurant with the caption "Winter Park, Florida".


INSIDE BACK FOLD-OUT

The inside back fold-out contains a two-page copy of the menu for the Roadhouse Grill restaurants.

No dealer, sales representative or other person has been authorized to give any information or make any representation not contained in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date of this Prospectus.

                                   ----------

                              TABLE OF CONTENTS


                                      PAGE
Prospectus Summary  .................    3
Risk Factors  .......................    6
Use of Proceeds  ....................   10
Dividend Policy  ....................   10
Capitalization  .....................   11
Dilution  ...........................   12
Selected Financial Data  ............   13
Management's Discussion and Analysis
of Financial Condition and
Results of Operations  ..............   14
Business  ...........................   21
Management  .........................   30
Certain Transactions  ...............   35
Principal Shareholders  .............   36
Description of Capital Stock  .......   37
Shares Eligible for Future Sale  ....   38
Underwriting  .......................   41
Legal Matters  ......................   42
Experts  ............................   42
Available Information  ..............   43
Index to Financial Statements  ......  F-1


                                   ----------

UNTIL     , 1996 (25 DAYS AFTER THE DATE OF THE PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                               2,500,000 SHARES


                            [ROADHOUSE GRILL LOGO]

                                 COMMON STOCK

                             -------------------
                             P R O S P E C T U S
                             -------------------

                              PIPER JAFFRAY INC.

                        ROBERTSON, STEPHENS & COMPANY

                                            , 1996

                                   PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table indicates the expenses expected to be incurred in connection with the Offering described in this Registration Statement, all of which will be paid by the Company:


SEC Registration Fee ...................  $ 11,897
NASD Filing Fee .......................      3,950
Nasdaq National Market Listing Fee  ...      1,000
Transfer Agent and Registrar Fees  ....     10,000
Blue Sky Fees (including counsel fees)      20,000
Accountants' Services and Expenses  ...     75,000
Legal Services ........................    200,000
Printing and Engraving Fees ...........    120,000
Miscellaneous .........................     48,153
                                         ----------
  TOTAL ...............................   $490,000
                                         ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


   Section 607.0850 of the Florida Business Corporation Act permits, and, in certain cases, requires, a corporation to indemnify certain persons, including officers and directors and former officers and directors, and to purchase insurance with respect to liability arising out of their capacity or status as officers and directors. Such law provides further that the indemnification permitted thereunder will not be deemed exclusive of any other rights to which officers and directors may be entitled under the corporation's articles of incorporation, bylaws, any agreement or otherwise. In addition, Section 607.0831 of the Florida Business Corporation Act presently limits the personal liability of a director for monetary damages, except where the director (i) breaches his or her fiduciary duties and (ii) such breach constitutes or includes certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.


   Paragraph 10 of the Company's Articles of Incorporation and Article IX of the Company's Bylaws provide that the Company, to the fullest extent permitted by the Florida Business Corporation Act, shall indemnify any person made, or threatened to be made, a party to any action or suit because he or she was or is a director or officer of the Company or was serving at the request of the Company as a director or officer of another corporation. Paragraph 10 of the Company's Articles of Incorporation and Article IX of the Company's Bylaws, which will be filed as Exhibits 3.1 and 3.2, respectively, to this Registration Statement, will be incorporated herein by reference.


   The Company intends to maintain liability insurance for the benefit of its directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   The following information relates to all securities issued or sold by the Company within the past three years and not registered under the Securities
Act:


   1. Pursuant to a Series A Convertible Preferred Stock Purchase Agreement dated February 10, 1994, issued 2,000,000 shares of Series A Convertible Preferred Stock for $1.50 per share on February 10, 1994 and 1,000,000 shares of Series A Convertible Preferred Stock for $1.50 per share on March 21, 1994 to the persons identified below, with aggregate proceeds to the Company of $4,500,000. These shares will be converted into an aggregate of 1,000,000 shares of Common Stock upon completion of the Offering.

                                                             NUMBER OF
NAME                                                         SHARES(1)
----                                                      ---------------
Grace Ventures Partnership, III, L.P.
  (now named Cupertino Ventures Partnership, III,
  L.P.) ..............................................         800,000
J. P. Bolduc .........................................          50,000
J. Peter Grace, Jr. ..................................          50,000
D. W. Robbins, Jr. ...................................          50,000
Christian F. Horn ....................................          50,000
Banque Scandinava en Suisse ..........................       1,000,000
Berjaya Group (Cayman) Limited .......................       1,000,000

----------
(1) All shareholders other than Berjaya Group (Cayman) Limited acquired shares on February 10, 1994. Berjaya Group (Cayman) Limited acquired its shares on March 21, 1994.


   2. Pursuant to the exercise of warrants issued under the Series A Convertible Preferred Stock Purchase Agreement dated February 10, 1994, issued 498,750 shares of Series A Convertible Preferred Stock for $1.50 per share on June 6, 1994 and 26,250 shares of Series A Convertible Preferred Stock for $1.50 per share on June 7, 1994 to the persons identified below, with aggregate proceeds to the Company of $787,500. These shares will be converted into an aggregate of 175,000 shares of Common Stock upon completion of the Offering.


                                                             NUMBER OF
NAME                                                         SHARES(1)
----                                                      ---------------
Grace Ventures Partnership, III, L.P.
  (now named Cupertino Ventures Partnership, III,
  L.P.) ..............................................        420,000
Christian F. Horn ....................................         26,250
David Walter Robbins, Jr., Trustee
  under Declaration of Trust dated October 31, 1991 ..         26,250
J. Peter Grace, Jr. ..................................         26,250
J. P. Bolduc .........................................         26,250

----------
(1) All shareholders other than J. P. Bolduc acquired shares on June 6, 1994. Mr. Bolduc acquired his shares on June 7, 1994.


   3. Pursuant to a Series B Convertible Preferred Stock Purchase Agreement dated June 8, 1994, issued 1,300,000 shares of Series B Convertible Preferred Stock for $2.50 per share on June 6, 1994 and 1,000,000 shares of Series B Convertible Preferred Stock for $2.50 per share on September 26, 1994 to the persons identified below, with aggregate proceeds to the Company of $5,750,000. These shares will be converted into an aggregate of 766,666 shares of Common Stock upon completion of the Offering.


NAME                                                     NUMBER OF SHARES
----                                                     ----------------
Grace Ventures Partnership, III, L.P.(1)
  (now named Cupertino Ventures Partnership, III,
  L.P.) ..............................................        300,000
Berjaya Group (Cayman) Limited(1) ....................      1,000,000
Arab Multinational Investment Co.(2) .................        400,000
Societe Financiere Privee(2) .........................        600,000

----------
(1) Acquired shares on June 6, 1994.

(2) Acquired shares on September 26, 1994.


   4. Issued 50,025 shares of Series B Convertible Preferred Stock for $2.50 per share on November 2, 1994 to the persons identified below, with aggregate proceeds to the Company of $125,062.50. These shares will be converted into an aggregate of 16,675 shares of Common Stock upon completion of the Offering.

NAME                                                NUMBER OF SHARES
----                                                ----------------
J. P. Bolduc .....................................        16,675
J. Peter Grace, Jr. ..............................        16,675
David Walter Robbins, Jr., Trustee
  under Declaration of Trust dated October 31,
  1991 ...........................................        16,675

   5. Pursuant to a Stock Purchase Agreement dated September 26, 1994, issued 3,100,000 shares of Common Stock for $3.10 per share on November 28, 1994 to Berjaya Group (Cayman) Limited, with aggregate proceeds to the Company of $9,610,000.

   6. Pursuant to a Stock Purchase Agreement dated May 26, 1995, issued 1,250,000 shares of Common Stock for $3.20 per share on such date to the persons identified below, with aggregate proceeds to the Company of $4,000,000.

NAME                                                    NUMBER OF SHARES
----                                                    ----------------
Grace Ventures Partnership, III, L.P.
  (now named Cupertino Ventures Partnership, III,
  L.P.) ..............................................        156,250
Berjaya Group (Cayman) Limited .......................      1,083,750
Arab Multinational Investment Co. ....................         10,000

   7. Pursuant to the exercise of a stock option, issued 355,555 shares of Common Stock for $.15 per share on July 5, 1995 to J. David Toole, III, the Company's President and Chief Executive Officer, with aggregate proceeds to the Company of $53,333.25.

   8. Pursuant to a stock purchase agreement entered into October 25, 1995, issued 606,060 shares of Common Stock for $3.30 per share on such date to Berjaya Group (Cayman) Limited, with aggregate proceeds to the Company of $1,999,998.

   9. Issued 5,811 shares of Common Stock for $3.30 per share on November 30, 1995 to J. P. Bolduc, with aggregate proceeds to the Company of $20,919.60.

   10. Pursuant to a stock purchase agreement entered into January 15, 1996, issued an aggregate of 2,361,111 shares of Common Stock for $3.60 per share to Berjaya Group (Cayman) Limited, with aggregate proceeds to the Company of $8,500,000. Of such shares, 972,222 shares were issued on January 16, 1996, 555,555 shares were issued on April 15, 1996, and 833,334 shares were issued on May 16, 1996.

   All of the shares of capital stock described above were issued without registration under the Securities Act pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act or the rules and regulations promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) Exhibits

ITEM 27. EXHIBITS.


EXHIBIT
NUMBER       DESCRIPTION OF EXHIBITS
-------      -----------------------
*  1.1       Form of Purchase Agreement.
   3.1       Articles of Incorporation of the Company.
   3.2       Bylaws of the Company.
   4.1       Specimen of Certificate of Common Stock of the Company.
   4.2       Relevant Portions of the Articles of Incorporation of the Company (reference is hereby made to
             Exhibit 3.1 above).
   4.3       Relevant Portions of the Bylaws of the Company (reference is hereby made to Exhibit 3.2 above).
   4.4       Relevant Portions of the Series A Convertible Preferred Stock Purchase Agreement dated as of February
             10, 1994 between the Company and the several purchasers named in Schedule I (reference is hereby made to Exhibit 10.15 below).
   4.5       Relevant Portions of the Series B Convertible Preferred Stock Purchase Agreement dated as of June
             8, 1994 between the Company and the several purchasers named in Schedule I (reference is hereby made to Exhibit 10.17 below).
   4.6       Relevant Portions of the Stock Purchase Agreement dated as of September 26, 1994 between the Company and Berjaya (reference is hereby made to Exhibit 10.18 below).
   4.7       Relevant Portions of the 1994 Registration Rights Agreement, dated February 10, 1994 (reference is hereby made to Exhibit 10.19 below).
   4.8       Relevant Portions of the Amendment to 1994 Registration Rights Agreement, dated June 8, 1994 (reference is hereby made to Exhibit 10.20 below).
   4.9       Relevant Portions of the Amendment to 1994 Registration Rights Agreement, dated July 26, 1996 (reference is hereby made to Exhibit 10.21 below).
   4.10      Relevant Portions of the Stock Option Agreement, dated February 10, 1994 (reference is hereby made to Exhibit 10.22 below).
   4.11      Relevant Portions of the Berjaya Registration Rights Agreement, dated November , 1994 (reference is hereby made to Exhibit 10.23 below).
   4.12      Relevant Portions of the Investment Agreement, dated July 30, 1996 between Berjaya and John Y.
             Brown (reference is hereby made to Exhibit 10.25 below).
   4.13      Relevant Portions of the Investment Agreement, dated January 15, 1996, between Berjaya and the
             Company (reference is hereby made to Exhibit 10.26 below).
*  5.1       Opinion of Locke Purnell Rain Harrell (A Professional Corporation).
  10.1       Employment Agreement by and between the Company and John David Toole III, dated October 1, 1994.
  10.2       Form of the Company's Development Agreement.
  10.3       Form of the Company's Franchise Agreement.
  10.4       Intentionally omitted.
  10.5       Form of the Company's Stock Option Agreement.
  10.6       Sub-Lease Agreement, dated July 31, 1995, between Equitable Real Estate Investment, Inc., Compass
             Management and Leasing, Inc. and the Company, for property located at 6600 N. Andrews Ave., Ste.
             160, Ft. Lauderdale, Florida 33309.
  10.7       Assignment and Assumption Agreement, dated March 15, 1995, between Roadhouse Waterway, Inc. and
             Roadhouse Grill Commercial, Inc., for property located in Fort Lauderdale, Florida (lease of restaurant premises).
  10.8       Lease Agreement, dated April 26, 1994, between Piccadilly Cafeterias, Inc. and the Company, for property located in Winter Park, Florida (lease of restaurant premises).

EXHIBIT
NUMBER       DESCRIPTION OF EXHIBITS
-------      -----------------------
  10.9       Ground Lease, dated May 25, 1995, between Bruno, Inc. and the Company, for property located in
             Sandy Springs, Georgia (lease of restaurant premises).
  10.10      Lease, dated April 17, 1995, between Captec Net Lease Realty, Inc. and New York Roasters, for property located in Cheektowaga, New York (lease of restaurant premises, assumed by the Company).
  10.11      Operating Agreement, dated April 28, 1994, of Kendall Roadhouse Grill, L.C.
  10.12      Management Agreement, dated November 8, 1994, between Boca Roadhouse, Inc. and the Company.
  10.13      Promissory Note, dated January 15, 1996, made by the Company in favor of John Y. Brown.
  10.14      Promissory Note, dated September 27, 1995, made by the Company in favor of Hal Dickson.
  10.15      Series A Convertible Preferred Stock Purchase Agreement, dated as of February 10, 1994, between the Company and the several purchasers named in Schedule I.
  10.16      Initial Stockholders Agreement, dated February 10, 1994, among the Company, the several purchasers of the Series A Preferred Shares, and the initial shareholders of the Company.
  10.17      Series B Convertible Preferred Stock Purchase Agreement, dated as of June 8, 1994, between the
             Company and the several purchasers named in Schedule I.
  10.18      Stock Purchase Agreement, dated as of September 26, 1994, between the Company and Berjaya.
  10.19      1994 Registration Rights Agreement, dated February 10, 1994.
  10.20      Amendment to 1994 Registration Rights Agreement, dated June 8, 1994.
  10.21      Amendment to 1994 Registration Rights Agreement, dated July 26, 1996.
  10.22      Stock Option Agreement, dated February 10, 1994, between the Company and J. David Toole III.
  10.23      Intentionally omitted.
  10.24      Consulting Agreement, dated August , 1992, between Americana Entertainment Group, Inc. and David
             Toole, as amended on October 7, 1992.
  10.25      Investment Agreement, dated July 30, 1995, between Berjaya and John Y. Brown.
  10.26      Investment Agreement, dated January 15, 1996, between Berjaya and the Company.
  10.27      Assignment and Assumption Agreement, dated February 10, 1994, by and between John Y. Brown, Jr.
             and the Company.
  10.28      Purchase and Sale Agreement, dated August 30, 1996, between Roadwear, Inc. and the Company, relating to the Kendall restaurant.
  10.29      Intentionally omitted.
  10.30      Promissory note, dated August 16, 1996, made by the Company in favor of Berjaya.
  10.31      Master Development Agreement, dated January 5, 1996, between the Company and Roadhouse Grill Asia.
  10.32      Lease Transfer and Assumption Agreement for equipment used in New York Roadhouse Grill restaurant, dated March 29, 1995, assumed by the Company.
**10.33      Promissory note, dated September 5, 1996, made by the Company in favor of John Y. Brown.
**10.34      Security Agreement, dated July 12, 1996, between the Company and John Y. Brown, Jr.
**10.35      Promissory note, dated September 27, 1996, made by the Company in favor of Berjaya.
**10.36      Promissory note, dated September 27, 1996, made by the Company in favor of SunTrust Bank, Miami,
             N.A.
 *10.37      Amended and Restated 1994 Stock Option Plan.
**10.38      Stock Purchase Agreement, dated May 26, 1995, between the Company and the several purchasers named in Schedule I.
**10.39      Investment Agreement, dated October 25, 1995, between Berjaya and the Company.
 *21.1       List of subsidiaries of the Company.
**23.1       Consent of KPMG Peat Marwick LLP.
**23.2       Consent of Coopers & Lybrand L.L.P.

EXHIBIT
NUMBER       DESCRIPTION OF EXHIBITS
-------      -----------------------
**23.3       Consent of Stark & Bennett, P.A.
 *23.4       Consent of Locke Purnell Rain Harrell (A Professional Corporation) (reference is hereby made to
             Exhibit 5.1).
  24.1       Powers of Attorney (included on signature pages).
**24.2       Power of Attorney of Phillip Friedman.
  27.1       Financial Data Schedule

----------
 * To be filed by amendment.
** Filed herewith.


(b) Financial Statement Schedules.

   [None]

   All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions, are not applicable or the information has been provided in the Financial Statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

   The undersigned Company hereby undertakes to provide the representative of the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The Company hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 24th day of October, 1996.

                                          ROADHOUSE GRILL, INC.

                                          By:  /s/ DENNIS C. JONES
                                               --------------------------------
                                               Dennis C. Jones
                                               Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURES                        TITLE                       DATE
        ----------                        -----                       ----

            *              President, Chief Executive         October 24, 1996
------------------------    Officer and Director
John David Toole, III       (Principal Executive Officer)

/s/ Dennis C. Jones        Chief Financial Officer,           October 24, 1996
------------------------    (Principal Financial Officer
Dennis C. Jones             and Principal
                            Accounting Officer)

            *              Director                           October 24, 1996
------------------------
Dr. Christian F. Horn

            *              Director                           October 24, 1996
------------------------
K.P. Tan

            *              Director                           October 24, 1996
------------------------
Phillip Friedman

-----------------

*BY: /s/ DENNIS C. JONES
     ---------------------
         Attorney-in-fact

                            ROADHOUSE GRILL, INC.

                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                 FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995

                                    BALANCE AT     CHARGED TO                     BALANCE
                                    BEGINNING      COSTS AND                     AT END OF
DESCRIPTION                         OF PERIOD       EXPENSES      WRITE-OFFS       PERIOD
-----------                       -------------  -------------   -------------  ------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS          --         $29,015         (29,015)        $ --

                                S-1